***Text Omitted and Filed Separately with
the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 230.406.

POOLED PATENTS AGREEMENT
This Pooled Patents Agreement (the “Agreement”) is made and entered as of 11:59 P.M. Pacific Time on December 2, 2014 (such date and time the “Effective Date”) by and among:
Illumina Inc., a Delaware corporation, having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”), and
Sequenom, Inc., a Delaware corporation, having a place of business at 3595 John Hopkins Court, San Diego CA 92121 (“Sequenom”),
W I T N E S S E T H:
WHEREAS, the Parties and others have entered into the Settlement Agreement dated as of the Effective Date (the “Settlement Agreement”) pursuant to which the Parties and others finally settled and resolved certain disputes on the terms and conditions thereof;
WHEREAS, both of the Parties desire to continue their current businesses related to the sale of services in the NIPT LDT Field;
WHEREAS, the Parties desire to pool together certain patent rights which each Party or its Affiliates owns or in-licenses in the Licensed NIPT Field, as Pooled Patents, and to offer them to third parties as a package license in an effort to help facilitate the broader exploitation in the marketplace of the technology claimed by the Pooled Patents;
WHEREAS, the Parties have agreed upon a price schedule for such licenses in the NIPT LDT Field, and upon mechanisms for adjusting such prices in response to changes in market conditions;
WHEREAS, the Parties desire for Illumina to have the exclusive right to Exploit the Pooled Patents in the NIPT IVD Field and have agreed on royalties that shall be payable by Illumina to Sequenom upon sale of NIPT IVD Products in the NIPT IVD Field;
WHEREAS, the Parties desire that the Pooled Patents be prosecuted, enforced, and licensed or sublicensed by Illumina or its Affiliates as set forth in this Agreement, and have set forth or referenced in this Agreement certain assignments, licenses, rights and obligations in that regard;
WHEREAS, the Parties have agreed upon one-time and recurring payments to be made between and among them in recognition of the rights and obligations each is receiving and incurring under this Agreement and the Ancillary Agreements; and
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
1.1    Definitions. Unless otherwise specifically provided herein, the following Capitalized terms shall have the following meanings:
“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreement” means any agreement that is executed and delivered pursuant to the terms of this Agreement, including any agreement the execution and delivery of which is a condition precedent to the effectiveness of this Agreement, including as stated in Sections 2.4, 2.5, 2.6 and 2.7.
“Annual Report” has the meaning set forth in Section 3.4(c)(i).
“Authorized Lab” has the meaning set forth in Section 2.8(b).
“Business Day” means all days other than Saturdays, Sundays or a national or local holiday recognized in the United States or Hong Kong.
“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.
“Claims” means, collectively, all losses, liabilities, damages, costs and expenses of any type or nature whatsoever, and all claims, demands, suits, actions, causes of action or other proceedings of any type or nature whatsoever relating thereto.

“Combined Product” means a bundle of products consisting of at least one NIPT IVD Product and any other product (including any Illumina Product) that is not itself an NIPT IVD Product where the bundle is sold or transferred for a single price in a territory in any royalty reporting period, where such NIPT IVD Product and other product are also sold and priced separately in such territory in such royalty reporting period.
“Confidential Information” means all information that (a) is provided by one Party to the other Party pursuant to this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient or, if disclosed other than in writing, is acknowledged at the time of disclosure to be confidential and is documented as confidential by written notice to the recipient within thirty (30) days after disclosure. Notwithstanding the foregoing, all reports, payments made and notices provided under this Agreement shall be Confidential Information of the providing Party, and all information subject to audits hereunder shall be Confidential Information of the audited Party, in each case whether or not so marked or identified, and subject to the exclusions (i) through (iv) immediately below. Notwithstanding the foregoing, Confidential Information of a Party shall not include that portion of such information that, and only to the extent that, the recipient can establish by satisfactory evidence: (i) was known to the recipient without an obligation of confidentiality to disclosing Party or any other Person before receipt thereof from the disclosing Party, (ii) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) was independently developed by Persons on behalf of recipient without use of the information disclosed by the disclosing Party.
“CUHK Licenses” means, collectively, the CUHK Licenses (2008/2011) and CUHK Licenses 2014.
“CUHK Licenses (2008/2011)” means (a) that license agreement between the Chinese University of Hong Kong (“CUHK”) and Sequenom, No TS094849 titled License Agreement, effective as of September 16, 2008, (b) that license agreement between CUHK and Sequenom, No TS116378 titled License Agreement, effective as of May 3, 2011 and (c) that license agreement between CUHK and Sequenom, No TS116379 titled License Agreement, effective as of May 3, 2011, as each of (a), (b) and (c) is amended as of the Effective Date and transferred by Sequenom to Illumina by assignment and novation as of the Effective Date.
“CUHK Licenses (2014)” means (a) that license agreement between CUHK and Illumina, No TS148570 titled License Agreement, effective as of the Effective Date, pursuant to which CUHK grants to Illumina certain licenses and other rights related to the inventions and other technology described in CUHK’s University Docket No. 10/MED/401/ITF, and (b) that license agreement between CUHK and Illumina, No TS148571 titled License Agreement, effective as of the Effective Date, pursuant to which CUHK grants to Illumina certain licenses and other rights related to the inventions and other technology described in CUHK’s University Docket No. 11/MED/403.
“CUHK Patent” means any Patent licensed to Illumina or Sequenom under a CUHK License.

“Current Illumina Product” means, collectively:
(a)any NIPT LDT Test that is first commercially performed by an Illumina Party as of or before the Effective Date;
(b)any Illumina Product first commercially sold by an Illumina Party as of or before the Effective Date solely to the extent such Product was used by any Person on or prior to the Effective Date for NIPT, and any line extension or natural evolution of such Illumina Product, provided that such line extension or natural evolution is first commercially sold by an Illumina Party and used for NIPT prior to the fifth (5th) anniversary of the Effective Date and solely to the extent such Illumina Product is used by any Person for NIPT as set forth in subsections (a), (c), (d) and (e) herein;
(c)any NIPT LDT Test that is a line extension or natural evolution of any NIPT LDT Test set forth in the foregoing clause (a), provided that such line extension or natural evolution is first commercially performed by an Illumina Party prior to the fifth (5th) anniversary of the Effective Date;
(d)any NIPT LDT Test:
(i)which is first commercially performed by an Illumina Party prior to the fifth (5th) anniversary of the Effective Date;
(ii)for which a Test Fee is paid in accordance with this Agreement; and
(iii)which is developed and performed solely and exclusively by or on behalf of Illumina or its Affiliates as its own product, and is sold

(A)	under brand names of Illumina or its Affiliates or
(B)under a private label for a Third Party sales agent, distributor or other reseller, provided that an NIPT LDT Test shall be excluded from this clause (d) if such NIPT LDT Test is performed in collaboration with a Third Party sales agent, distributor or other reseller; and
(e)any NIPT IVD Product:
(i)    which is first commercially sold by an Illumina Party prior to the fifth (5th) anniversary of the Effective Date;
(ii)    for which a Royalty is paid in accordance with this Agreement; and
(iii)    which is developed and made solely and exclusively by or on behalf of Illumina or its Affiliates as its own product, and is sold

(A)	under brand names of Illumina or its Affiliates; or

(B)    under a private label for a Third Party sales agent, distributor or other reseller, provided that an NIPT IVD Product shall be excluded from this clause (e) if such NIPT IVD Product is developed or manufactured for or in collaboration with a Third Party sales agent, distributor or other reseller in accordance with the product design of, such Third Party, including by an Illumina Party acting as a foundry, contract developer or manufacturer, or original equipment or device manufacturer.
For the avoidance of doubt,
(x) porting an NIPT LDT Test from one sequencing instrument to a different sequencing instrument for performance thereon is a natural evolution or line extension of that NIPT LDT Test;
(y) nothing in this Agreement prohibits Illumina from using a foundry, contract developer or manufacturer to develop and/or manufacture on its behalf any NIPT IVD Product; and
(z) NIPT IVD Product that is covered by the elements of clauses (e)(i), (ii) and (iii) herein is not excluded from Current Illumina Product solely by as a result of being developed on its behalf, made on its behalf or distributed or re-sold by a Third Party.
“Current Sequenom Product” means, collectively, (a) any NIPT LDT Test that is first commercially performed by a Sequenom Party as of or before the Effective Date; (b) any NIPT LDT Test that is a line extension or natural evolution of any NIPT LDT Test set forth in the foregoing clause (a), provided that such line extension or natural evolution is first commercially performed by a Sequenom Party prior to the fifth (5th) anniversary of the Effective Date; and (c) any NIPT LDT Test (i) which is first commercially performed by a Sequenom Party prior to the fifth (5th) anniversary of the Effective Date, (ii) for which a Test Fee is paid in accordance with this Agreement, and (iii) which is developed and performed solely and exclusively by or on behalf of Sequenom or its Affiliates as its own product and sold (A) under brand names of Sequenom or its Affiliates or (B) under a private label for a Third Party sales agent, distributor or other reseller, provided that an NIPT LDT Test shall be excluded from this clause (c) if such NIPT LDT Test is performed in collaboration with a Third Party sales agent, distributor or other reseller. For the avoidance of doubt, porting an NIPT LDT Test from one sequencing instrument to a different sequencing instrument for performance thereon is a natural evolution or line extension of that NIPT LDT Test.
“Existing Illumina License” has the meaning set forth in Section 2.11(a).
“Existing Illumina Licensee” has the meaning set forth in Section 2.11(a).
“Existing Illumina Litigant” has the meaning set forth in Section 2.8(e).
“Existing Sequenom License” has the meaning set forth in Section 2.10(a).
“Existing Sequenom Licensee” has the meaning set forth in Section 2.10(a).

“Existing Sequenom Litigant” has the meaning set forth in Section 2.8(d).
“Expire” and grammatical variations “expired” or “expiration” (with corresponding meaning for “unexpired”) in relation to a Patent shall include abandonment, failure to maintain, or a holding of invalidity or unenforceability by a final decision of a court or a governmental agency of competent jurisdiction (including without limitation any patent office of competent jurisdiction), from which no further appeal is possible, in addition to the ordinary expiration of a patent term of an issued patent.
“Exploit” means (a) with respect to NIPT LDT Tests, Current Sequenom Products and those Current Illumina Products that are NIPT LDT Tests, to research, develop, offer for sale, have offered for sale, sell, have sold, market, have marketed and perform, and (b) with respect to NIPT IVD Products and all Current Illumina Products not addressed in clause (a), to research, develop, make, have made, use, have used, sell, have sold, offer to sell and have offered to sell, import and have imported, market and have marketed, perform and all other acts that, but for a license, would infringe a Patent in the country in which the act occurred.
“Granting Illumina Affiliate” has the meaning set forth in Section 2.2(c).
“Granting Sequenom Affiliate” has the meaning set forth in Section 2.3(c).
“Gross Test Fees” has the meaning set forth in Section 3.2(d).
“HDFN Product” has the meaning set forth in Section 2.16.
“Illumina Customer” means any Person that purchases Illumina Products.
“Illumina Customer License” has the meaning set forth in Section 2.8(a).
“Illumina In-Licensed Patents” means all Patents in-licensed by Illumina or its Affiliates under, and as set forth in, the Stanford License, […***…] and, on and after the Effective Date, the CUHK Licenses. The Illumina In-Licensed Patents as of the Effective Date are set forth on Annex II, provided that on and after the Effective Date, the Patents set forth on Annex IV (in-licensed by Sequenom from CUHK) shall be deemed added to Annex II, and Annex IV shall be deemed to no longer include any Patents.
“Illumina Owned Patents” means, collectively, (a) those United States and foreign patents and patent applications, including provisional applications, owned by Illumina or its Affiliates set forth on Annex I, (b) all divisional, continuation, continuation-in-part, and substitute applications of any of the patents or patent applications set forth in the foregoing clause (a), (c) all patents that have issued or in the future issue from any of the patent applications set forth in the foregoing clauses (a) and (b), including utility model and design patents and certificates of invention, (d) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing described patents and (e) any equivalents of any of the foregoing in clauses (a), (b), (c) and (d) in any jurisdiction.
***Confidential Treatment Requested

“Illumina Patents” means, collectively, the Illumina In-Licensed Patents and Illumina Owned Patents.
“Illumina Parties” means, collectively, Illumina and its Affiliates.
“Illumina Products” refers to any and all consumables, reagents, instruments, software and accessories commercialized by or on behalf of Illumina or its Affiliates.
“Illumina Technology Partner” has the meaning set forth in Section 2.12(a).
“Isis License” means that license agreement between Isis Innovation Limited (“Isis”) and Sequenom, titled Exclusive License of Technology, effective as of October 14, 2005, and as amended on October 19, 2006 (1st amendment), November 5, 2007 (2nd amendment), November 3, 2009 (3rd amendment), November 29, 2012 (4th amendment), the letter amendment dated 26 October 2012, as further amended prior to the Effective Date, and which was terminated on or before the Effective Date.
“Isis Patents” means the Patents originally owned by Isis and licensed by Isis to Sequenom under the Isis License, and that were sold, assigned and transferred to Sequenom before the Effective Date. The Isis Patents are set forth on Annex III.
“Lapidus Patents” means the Patents on Annex V.
“Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.
“Licensed NIPT Field” means, collectively, the NIPT IVD Field and NIPT LDT Field.
[…***…].
[…***…].
“Net IVD Sales” means the gross sales price of any NIPT IVD Product invoiced by Illumina or its Affiliates, a Person that is sublicensee described in Section 3.3(c) or its Affiliates, for the first (and not any subsequent) arms-length sale of that NIPT IVD Product to any non-Affiliate Person and any use, transfer or sale set forth in (i), (ii) or (iii) hereinbelow, less, to the extent reasonable in the in vitro diagnostic industry and actually paid, applied or accrued, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such Person for spoiled, damaged, outdated and returned product; (b) freight and insurance costs incurred in transporting such product to such Persons; (c) cash, quantity and trade discounts, rebates and other price reductions for such product given to such Persons under price reduction programs that are consistent with price reductions given for in vitro diagnostic products; (d) sales, use, value-added and other direct taxes, incurred on the sale of such product to such

***Confidential Treatment Requested

customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such product to such customers. To the extent any NIPT IVD Product in any calendar quarter is (i) used by Illumina or its Affiliates or a Person that is a sublicensee described in Section 3.3(c) or its Affiliates (excluding NIPT IVD Products purchased from Illumina or its Affiliates in an arms-length sale, for which gross sales price is included in Net IVD Sales) in conjunction with a fee-for-service arrangement, or (ii) is transferred to a customer in the course of a reagent rental sales structure, or (iii) is sold in other than an arm’s length sale (including as part of a reagent rental program, operating or capital lease or comparable sales arrangement), the gross sales price of the NIPT IVD Product for purposes of calculating Net IVD Sales shall be the weighted average gross invoiced sales price of the applicable NIPT IVD Product for sales of such NIPT IVD Product to Persons purchasing comparable volumes of such NIPT IVD Product in an arm’s length sale in the applicable territory during such calendar quarter.
In the event an NIPT IVD Product is sold, transferred or bundled as part of a Combined Product, the gross invoiced sales price of such Combined Product shall be multiplied by the fraction A / (A+B) to determine the gross invoiced sales price of such NIPT IVD Product for purposes of calculating the Net Sales of such NIPT IVD Product, where A equals the weighted average gross invoiced sales price of such NIPT IVD Product sold separately, and B equals the weighted average gross invoiced sales price of such other product comprising such Combined Product sold separately, in each case sold to Persons purchasing comparable volumes of such NIPT IVD Product and/or other product in the applicable territory during the applicable royalty reporting period.
In the event an NIPT IVD Product is sold, transferred or bundled as part of a reagent rental program, operating or capital lease or comparable sales arrangement, then the gross invoiced sales price of such NIPT IVD Product shall equal the weighted average gross invoiced sales price of such NIPT IVD Product sold separately (other than as part of a reagent rental program, operating or capital lease or comparable sales arrangement) to Persons purchasing comparable volumes of such NIPT IVD Product in the applicable territory during the applicable royalty reporting period.
In the event of an NIPT IVD Product that is not a single use consumable and, instead, is intended for repeated use (e.g., software), the gross invoiced sales price of that NIPT IVD Product shall be (x) the actual gross invoiced sales price of that NIPT IVD Product at the time of sale and (y) any additional sales price that is based on usage, subscription, or other recurring occurrences, both (x) and (y) subject to applicable deductions permitted herein. Each of the sales prices described in clause (x) and (y) constitutes Net IVD Sales for the calendar quarter in which such sales price is invoiced or payable, subject to applicable deductions permitted herein.
Notwithstanding anything in this Agreement to the contrary, in the case of NIPT IVD Product that is software, Illumina has sole discretion to transfer such NIPT IVD Product by license instead of sale, provided that all amounts payable to Illumina, its Affiliates, or a Person that is a sublicensee described in Section 3.3(c) or its Affiliates, in exchange for such transfer shall, for the purpose of the immediately preceding paragraph, be considered as the sales price set forth in (x) and (y). For the avoidance of doubt, separately invoiced services regarding installation, training, maintenance and similar activities that a software seller/licensor provides to a software purchaser/licensee shall not be included in Net IVD Sales.
“Net LDT Sales” has the meaning […***…].
“New Illumina Licensee” has the meaning set forth in Section 2.8(a).
“New Sequenom Licensee” has the meaning set forth in Section 2.9(b).
“NIPT” means in vitro cell-free nucleic acid-based non-invasive prenatal testing (including, without limitation, testing by massively parallel sequencing or digital PCR) of a biological sample (including but not limited to plasma, serum, whole blood, and urine) obtained from a pregnant woman, excluding oncology testing.
“NIPT IVD Field” means the field of conducting or performance of NIPT (in whole or in part) by use of an NIPT IVD Product.
“NIPT IVD Product” means a distributable in vitro diagnostic device that has either (a) received applicable Regulatory Approval for sale and use to conduct or perform (in whole or in part) NIPT or (b) is otherwise particularly labeled and marketed for use to conduct or perform NIPT (in whole or in part,) excluding from (a) and (b) general purpose products and components labeled for research use only. For the purposes of this Agreement, an item is distributable if it is distributed on tangible medium or if accessed remotely (e.g., available in the cloud).
“NIPT LDT Field” means the field of conducting or performance of NIPT by use of an NIPT LDT Test, in a clinical laboratory, excluding the NIPT IVD Field.
“NIPT LDT Test” means a non-distributable in vitro test (including a Site-specific IVD) performed in a clinical laboratory to conduct or perform NIPT, excluding all NIPT IVD Products, but in all cases (other than Site-specific IVD tests), whether or not the test requires Regulatory Approval for sale or use before or after the Effective Date. As of the Effective Date, NIPT LDT Tests include, without limitation, the verifi® test that is performed by Illumina and its Affiliates and the MaterniT21® test and VisibiliT™ test that is performed by Sequenom and its Affiliates.
“Nominal Amount” has the meaning set forth in Section 3.4(c)(ii).
“Other Platform License” has the meaning set forth in Section 2.8(f).
“One-Time Payment” has the meaning set forth in Section 3.1.
“Party” means Illumina or Sequenom and “Parties” means Illumina and Sequenom.
“Patent” means (a) any United States or foreign issued patent or pending patent application, including provisional application, together with (b) all divisional, continuation, continuation-in-part, and substitute applications of any such patent or patent application set forth

***Confidential Treatment Requested

in the foregoing clause (a), (c) all patents that have issued or in the future issue from any of the patent applications set forth in the foregoing clauses (a) and (b), including utility model and design patents and certificates of invention, and (d) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing described patents and any foreign equivalents of any of the foregoing.

“Patent Royalty Term” means, on a country-by-country and product-by-product basis with respect to a particular NIPT IVD Product in the NIPT IVD Field, the time period beginning on the Effective Date and ending upon the date of expiration of the last to Expire Pooled Patent having at least one Valid Issued Claim covering the applicable NIPT IVD Product or its use in the NIPT IVD Field.
“Person” means any individual, corporation, partnership, firm, company, joint venture, association (including trust association), joint-stock company, limited liability company, trust, unincorporated organization, governmental body, organization or other entity.
“Pooled Patents” means the Illumina Patents and the Sequenom Patents.
“Protective Action” has the meaning as set forth in Section 5.1(b).
“Regulatory Approval” means any governmental approvals, licenses, registrations, clearances or authorizations necessary for the marketing, sale, or use of an in vitro diagnostic device; provided that, (a) in the United States, as of the Effective Date Regulatory Approval is only that sought from the Federal Food and Drug Administration, (b) in the European Union, as of the Effective Date Regulatory Approval is only that sought through compliance with the In Vitro Diagnostic Medical Devices Directive (which on the Effective Date is Directive 98/79/EC) and (c) in jurisdictions not requiring any governmental approvals, licenses, registrations, clearances or authorizations for the marketing, sale, or use of an in vitro diagnostic device, Regulatory Approval shall be deemed to have been provided for a particular in vitro diagnostic device upon the first commercial sale or marketing of that in vitro diagnostic device if that in vitro diagnostic device would require Regulatory Approval in the United States if marketed in the United States.
“Royalty” and “Royalties” have the meaning set forth in Section 3.3(d).
“Sample Agreement” means the Sample Transfer Agreement made and entered into as of the Effective Date, between the Parties.
“Sequenom In-Licensed Patents” means all Patents in-licensed by Sequenom or its Affiliates immediately prior to the Effective Date under, and as set forth in, the CUHK Licenses (2008/2011). The Sequenom In-Licensed Patents immediately prior to the Effective Date are set forth on Annex IV, provided that on and after the Effective Date, the Patents set forth on Annex IV shall be deemed added to Annex II, and Annex IV shall be deemed to no longer include any Patents.
“Sequenom Owned Patents” means, collectively, (a) those United States and foreign patents and patent applications and provisional applications owned by Sequenom or its

Affiliates set forth on Annex III and (solely if and to the extent Sequenom owns and has the right to grant licenses under the Lapidus Patents) the Lapidus Patents on Annex V, (b) all divisional, continuation, continuation-in-part, and substitute applications of any of the patents or patent applications set forth in the foregoing clauses (a), (c) all patents that have issued or in the future issue from any of the patent applications set forth in the foregoing clauses (a) and (b), including utility model and design patents and certificates of invention, (d) all extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations, inter partes reviews, post-grant reviews, restorations and renewals of or to any of the foregoing described patents, and (e) any equivalents of any of the foregoing in clauses (a), (b), (c) and (d) in any jurisdiction.
“Sequenom Parties” means, collectively, Sequenom and its Affiliates.
“Sequenom Patents” means, collectively, the Sequenom In-Licensed Patents, Sequenom Owned Patents and Isis Patents.
“Sequencing Platform Manufacturer” means a Person, other than Illumina or its Affiliates, (a) that has raised at least $[…***…] in financing transaction(s) and is engaged as a primary business in the business of […***…], collectively, “Sequencing Platform Products”), or (b) the annual aggregated revenue of such Person and its Affiliates for the most recent full calendar year is greater than $[…***…] and […***…].
“Sequenom Technology Partner” has the meaning set forth in Section 2.12(a).
“Site-specific IVD” means a non-distributable in vitro diagnostic test that received Regulatory Approval for sale or use, which Regulatory Approval in the United States is pursuant to 21 CFR 814 or 21 CFR 807 Subpart E.
“Stanford License” means that license agreement between Verinata and the Trustees of Leland Stanford Junior University (“Stanford”), titled the Second Amended and Restated Co-Exclusive Agreement, effective on September 14, 2012, as amended as of the Effective Date.
“Stanford Sublicense Agreement” means the sublicense agreement from Illumina Parties to Sequenom Parties (excluding Affiliates that are Sequencing Platform Manufacturers) under the Stanford License, effective on the Effective Date.
“Technology Agreement” has the meaning as set forth in Section 2.12(a).
“Term” has the meaning as set forth in Section 4.1.
“Test Fee” has the meaning as set forth in Section 3.2(a).
“Test Fee and Royalty Report” has the meaning set forth in Section 3.4(a).

***Confidential Treatment Requested

“Third Party” means any Person that is not a Party to this Agreement and is not an Affiliate of a Party to this Agreement.
“United States” means the United States of America and its territories and possessions.
“University Licenses” means the CUHK Licenses, Stanford License, […***…].
“University Licensors” means CUHK, Stanford, […***…].
“Valid Claim” means (a) any claim of an issued and unexpired Pooled Patent that has not been held unenforceable, unpatentable, or invalid by a final decision of a court or a governmental agency of competent jurisdiction (including without limitation any patent office of competent jurisdiction), from which no further appeal is possible (“Valid Issued Claim”), and (b) solely in the case of Pooled Patents other than Illumina Owned Patents, Isis Patents and Sequenom Owned Patents, any claim of a pending patent application that is a Pooled Patent, excluding such claims that have been abandoned and such claims for which no further prosecution is possible in order to seek allowance and issuance of such claim (“Valid Pending Claim”).
“Verinata” means Verinata Health, Inc.
1.2    Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)    all references to a particular section or schedule or annex shall be a reference to that section or schedule or annex in or to this Agreement as it may be amended from time to time pursuant to this Agreement;
(b)    the headings are inserted for convenience only and shall be ignored in construing this Agreement;
(c)    words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;
(d)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;
(e)    reference to any statute or regulation includes any modification or re-enactment of that statute or regulation;
(f)    all references to a “license,” “licensed” or “licensing” include the grant or receipt of either a direct license from the owner of the rights licensed, a sublicense from a Party or Affiliate of rights licensed or sublicensed to such Party or Affiliate, or both, in each case as applicable to the particular rights being licensed and so referred to;

***Confidential Treatment Requested

(g)    all references in this Agreement to “Illumina Patent” or “Illumina Patents” or to “Sequenom Patent” or “Sequenom Patents” is a reference to the defined terms, and is not a reference to all Patents of Illumina or all Patents of Sequenom;
(h)    all references in this Agreement to “Schedule 1” or the “Test Fee Schedule” is a reference to Schedule 1 as it may be amended from time to time in accordance with this Agreement; and
(i)    all references in this Agreement to NIPT LDT Tests in the NIPT LDT Field are understood to mean NIPT LDT Tests performed in the NIPT LDT Field, and all references in this Agreement to NIPT IVD Products in the NIPT IVD Field are understood to mean NIPT IVD Products in, for, or for use in the NIPT IVD Field.
ARTICLE II

RIGHTS OF SEQUENOM AND ILLUMINA UNDER POOLED PATENTS
2.1    Rights Under Pooled Patents Generally. This Section 2.1 is not intended to, and does not, convey any license rights under any Pooled Patent. In the event of any conflict between the language in this Section 2.1 and the provisions of any Ancillary Agreement granting a license under any Pooled Patent, or the licenses granted pursuant to Sections 2.2 (License to Sequenom Under Illumina Owned Patents) and 2.3 (Licenses to Illumina Under Sequenom Owned Patents and Isis Patents) of this Agreement, the applicable provisions in the Ancillary Agreement, Section 2.2, or Section 2.3 shall control.
(a)    Illumina Rights. Pursuant and subject to this Agreement (including the license grants in Sections 2.2 and 2.3), and the Ancillary Agreements, and the rights retained by Sequenom (and by Isis and its Affiliates as described in Schedule 7.1(b)) under the Sequenom Patents, the Illumina Parties will have:
(i)    the exclusive (even as to the Sequenom Parties), worldwide, sublicensable right under the Pooled Patents to Exploit NIPT IVD Products in the NIPT IVD Field,
(ii)    the exclusive, worldwide, sublicensable right under the Pooled Patents (excluding the Isis Patents) to Exploit NIPT LDT Tests in the NIPT LDT Field, subject to the non-exclusive rights granted to, or reserved by, the Sequenom Parties, and
(iii)    the nonexclusive, worldwide, sublicensable right under the Isis Patents to Exploit NIPT LDT Tests in the NIPT LDT Field.
Notwithstanding the foregoing, for the avoidance of doubt:
(1)    each of Sections 2.1(a)(i), 2.1(a)(ii) and 2.1(a)(iii) is subject to any and all applicable terms in the CUHK Licenses, including without limitation any territory restrictions and rights reserved by CUHK thereunder,

(2)    each of Sections 2.1(a)(i), 2.1(a)(ii) and 2.1(a)(iii) is subject to Section 2.8 (Conditions for Illumina Grant of Licenses Under Pooled Patents), and
(3)    Section 2.1(a)(ii) is subject to rights granted under Existing Sequenom Licenses.
(b)    Sequenom Rights. Pursuant and subject to this Agreement (including the license grants in Sections 2.2 and 2.3, the exclusive rights of Illumina in Section 2.8(f), the Ancillary Agreements, and the rights retained by the Sequenom Parties under the Isis Patents:
(i)    neither Sequenom nor any of its Affiliates will have any rights under the Pooled Patents (including under the Isis Patents) to Exploit NIPT IVD Products anywhere in the world,
(ii)    the Sequenom Parties will have a non-exclusive, worldwide, non-sublicensable right under the Pooled Patents to Exploit NIPT LDT Tests in the NIPT LDT Field, except that, with respect to the Isis Patents, the Sequenom Parties will have the right to grant sublicenses to Persons […***…] and thereby authorize, only under the Isis Patents, each such sublicensee to Exploit NIPT LDT Tests in the NIPT LDT Field in that sublicensee’s, or as applicable its Affiliates’, clinical laboratory,
(iii)    the Sequenom Parties will retain the rights under the Isis Patents, subject to the rights granted to Illumina Parties under the Isis Patents (exclusive to Exploit NIPT IVD Products in the NIPT IVD Field, and nonexclusive to Exploit NIPT LDT Tests in the NIPT LDT Field).
Notwithstanding the foregoing, for the avoidance of doubt, (A) Sequenom acknowledges and agrees that the Sequenom Parties do not have any rights under Pooled Patents with respect to Exploiting NIPT IVD Products, and (B) each of Sections 2.1(b)(ii) and 2.1(b)(iii) is subject to:
(1)    rights granted under Existing Sequenom Licenses, and
(2)    any and all applicable terms in the University Licenses, including without limitation any field limitations, any territory restrictions and rights reserved by the applicable University Licensor thereunder or Isis.
2.2    License to Sequenom Under Illumina Owned Patents.
(a)    On the terms and conditions of this Agreement, Illumina, on behalf of itself and its Affiliates, hereby grants to Sequenom and its Affiliates […***…] a non-exclusive, irrevocable and perpetual (subject to Section 2.2(b)), non-transferable and non-assignable (except as permitted under Section 9.1) worldwide non-sublicensable Test Fee -bearing license under the Illumina Owned Patents to Exploit NIPT LDT Tests in the NIPT LDT Field.
(b)    The license rights set forth in Section 2.2(a) granted to any Affiliate of Sequenom shall automatically terminate with respect to such Person when it ceases to be an Affiliate of Sequenom. Persons (other than […***…]) that become
***Confidential Treatment Requested

Affiliates of Sequenom after the Effective Date shall be licensed under the license rights set forth in Section 2.2(a) only for those licensed acts that occur on and after the date it becomes an Affiliate.
(c)    Illumina agrees on behalf of itself, its Affiliates, and their respective successors and assigns that, to the extent any Illumina Affiliate (a “Granting Illumina Affiliate”) is the owner (including joint owner) or in-licensee of any Pooled Patents for which Sequenom Parties have been granted rights hereunder (including under Ancillary Agreements), or the Granting Illumina Affiliate has granted rights hereunder (including under Ancillary Agreements) to any Sequenom Party, such rights granted to Sequenom Parties (i) shall not terminate following the date, if any, that such Granting Illumina Affiliate ceases to be an Affiliate of Illumina and that such rights shall continue after such date, with such rights under Illumina Owned Patents continuing to be perpetual and irrevocable on and after such date, subject to Section 2.2(b) and (ii) to the extent the Sequenom Parties received rights only from a Granting Illumina Affiliate under Pooled Patents and not from Illumina or another Affiliate that is not a Granting Illumina Affiliate, such rights shall become a direct license from Illumina under Illumina Owned Patents or, if applicable, a direct license from the applicable University Licensor under, and pursuant to the terms of, the applicable Illumina In-Licensed Patents.
2.3    License to Illumina Under Sequenom Owned Patents and Isis Patents.
(a)    On the terms and conditions of this Agreement, Sequenom, on behalf of itself and its Affiliates, hereby grants to Illumina and its Affiliates an exclusive, irrevocable and perpetual (subject to Section 2.3(b)), non-transferable and non-assignable (except as permitted under Section 9.1), worldwide license, with the exclusive right to grant sublicenses, under the Sequenom Owned Patents and Isis Patents, to Exploit NIPT LDT Tests in the NIPT LDT Field and to Exploit NIPT IVD Products in the NIPT IVD Field, provided that the license is Royalty-bearing with respect to NIPT IVD Products and the license is Test Fee-bearing with respect to NIPT LDT Tests. The foregoing license grant in the NIPT LDT Field is subject to (i) any and all Existing Sequenom Licenses, and (ii) the reservation of the non-exclusive right, on behalf of Sequenom and its Affiliates, to Exploit NIPT LDT Tests in the NIPT LDT Field and to grant sublicenses under the Isis Patents to Persons that are not Sequencing Platform Manufacturers for each such sublicensee to Exploit NIPT LDT Tests in the NIPT LDT Field in its, or as applicable its Affiliates’, clinical laboratories.
(b)    The license rights set forth in Section 2.3(a) granted to any Affiliate of Illumina shall automatically terminate with respect to such Person when it ceases to be an Affiliate of Illumina. Persons that become Affiliates of Illumina after the Effective Date shall be licensed under the license rights set forth in Section 2.3(a) only for those licensed acts that occur on and after the date it becomes an Affiliate.
(c)    Sequenom agrees on behalf of itself, its Affiliates, and their respective successors and assigns that, to the extent any such Sequenom Affiliate (a “Granting Sequenom Affiliate”) is the owner (including joint owner) or in-licensee of any Pooled Patents for which Illumina Parties have been granted rights hereunder (including under Ancillary Agreements), or has granted rights hereunder (including under Ancillary Agreements) to any Illumina Party, such rights granted to Illumina Parties (i) shall not terminate following the date, if any, that such

Granting Sequenom Affiliate ceases to be an Affiliate of Sequenom and that such rights shall continue to be perpetual and irrevocable on and after such date, subject to Section 2.3(b) and (ii) to the extent the Illumina Parties received rights only from a Granting Sequenom Affiliate under Pooled Patents and not from Sequenom or another Affiliate that is not a Granting Sequenom Affiliate, such rights shall become a direct license from Sequenom under Sequenom Patents.
2.4    Amendments, Assignments, Licenses and Sublicenses Under CUHK Licenses. The effectiveness of this Agreement is subject to the satisfaction in full, or the waiver by the Parties, of the due execution and delivery of the Settlement Agreement and the agreements required to be duly executed and delivered pursuant to the terms of ARTICLE V thereof, of the satisfaction of the conditions precedent set forth therein, and of the following additional conditions precedent:
(a)    The due execution and delivery by Sequenom and CUHK, and acknowledgement by Illumina, of the amendments to each of the CUHK Licenses (2008/2011) and the satisfaction of the conditions precedent set forth therein.
(b)    The due execution and delivery by Sequenom, Illumina, and CUHK, of the assignment and novation from Sequenom to Illumina of each of the CUHK Licenses (2008/2011) and the satisfaction of the conditions precedent set forth therein.
(c)    The due execution and delivery by Sequenom and Illumina of the sublicenses from Illumina to Sequenom Parties (excluding Affiliates that are Sequencing Platform Manufacturers) under each of the CUHK Licenses (2008/2011) and the satisfaction of the conditions precedent set forth therein.
(d)    The due execution and delivery by Illumina and CUHK of each of the CUHK Licenses (2014), and the satisfaction of the conditions precedent set forth therein.
(e)    The due execution and delivery by Sequenom and Illumina of the sublicenses from Illumina to Sequenom Parties (excluding Affiliates that are Sequencing Platform Manufacturers) under each of the CUHK Licenses (2014), and the satisfaction of the conditions precedent set forth therein.
2.5    Sublicense Under Stanford License. The effectiveness of this Agreement is subject to the satisfaction in full, or the waiver by the Parties, of the due execution and delivery by Sequenom and Illumina of the Stanford Sublicense Agreement.
2.6    Sublicense Under […***…]. The effectiveness of this Agreement is subject to the satisfaction in full, or the waiver by the Parties, of the due execution and delivery by Sequenom and Illumina of the sublicense from Illumina Parties to Sequenom Parties (excluding Affiliates that are Sequencing Platform Manufacturers) under the […***…].
2.7    Isis Patents. The effectiveness of this Agreement is subject to the due execution and delivery by Sequenom and Isis of a valid and binding agreement pursuant to which Sequenom purchases from Isis all right title and interest in and to the Isis Patents and receives full legal and beneficial title thereto, subject to the rights described in Schedule 7.1(b), and the

***Confidential Treatment Requested

satisfaction of any and all conditions precedent set forth therein. Sequenom represents and warrants that the Isis Patents were sold, assigned and transferred to Sequenom, and the provisions of this Section 2.7 have been satisfied in full, before the Effective Date.
2.8    Conditions for Illumina to Grant Licenses Under Pooled Patents.
(a)    Test Fee; Conveyance of Customer License to Illumina Customers. Subject to the terms and conditions of this Agreement (including Section 2.8(f) (Non-Illumina Platforms) and Section 2.9(a)(i) (Sequenom Granting Licenses Under Isis Patents), and rights expressly retained by Sequenom to grant sublicenses to Persons to Exploit NIPT LDT Tests in the NIPT LDT Field in such Person’s, or as applicable its Affiliates’, clinical laboratory under the Isis Patents), the Illumina Parties have the exclusive right to grant licenses to perform NIPT LDT Tests in the NIPT LDT Field to any Person under any and all the Pooled Patents, provided the license obligates the Person to pay a Test Fee on terms consistent with Section 3.2 of this Agreement (each a “New Illumina Licensee”). Subject to the immediately preceding sentence, including obligations regarding Test Fees, the Illumina Parties may grant licenses under Pooled Patents to Illumina Customers who purchase Illumina Products, which licenses authorize the Illumina Customer, with each unit of consumable Illumina Product purchased, to Exploit, including a subset of the rights constituting Exploitation, NIPT LDT Tests in the NIPT LDT Field using Illumina Products (each such license an “Illumina Customer License”).
(b)    Sale of Illumina Products without an Illumina Customer License. Notwithstanding Section 2.8(a) or any other term in this Agreement or any Ancillary Agreement but subject to Illumina’s obligation under Section 3.2(b)(v), Illumina and its Affiliates may supply Illumina Products, without an Illumina Customer License, to […***…]. In the event that Illumina or an Affiliate does so [. . .***…].

***Confidential Treatment Requested

(c)    Conveyance of License for NIPT IVD Product. With each NIPT IVD Product that is covered by a Valid Claim of a Pooled Patent that is sold by Illumina and its Affiliates, Illumina and its Affiliates shall include a label license under Pooled Patents authorizing use of that unit of NIPT IVD Product for the labeled intended use in the NIPT IVD Field under the applicable Pooled Patents.
(d)    Third Parties in Litigation with Sequenom. A Third Party in litigation over a Pooled Patent with Sequenom or a Sequenom Affiliate as of the Effective Date is an “Existing Sequenom Litigant.” Sequenom has identified Existing Sequenom Litigants, and the Pooled Patents subject to each such litigation as of the Effective Date, on Schedule 2.8(d), which Schedule 2.8(d) shall be amended by notice from Sequenom in the event that a litigant settles or is dismissed or is otherwise dropped from the applicable litigation, and may be amended by mutual agreement of the Parties in writing from time to time. An Illumina Party shall not […***…], except as Illumina and Sequenom may otherwise agree in advance in writing. Notwithstanding the foregoing, no term in this Agreement or any Ancillary Agreement prohibits Illumina Parties from […***…].
(e)    Third Parties in Litigation with Illumina. A Third Party in litigation over any Pooled Patent with Illumina or an Illumina Affiliate as of the Effective Date is an “Existing Illumina Litigant.” Except as expressly stated in this Section 2.8(e), no term in this Agreement or any Ancillary Agreement prohibits Illumina from […***…]

***Confidential Treatment Requested

[…***…]. Illumina shall provide Sequenom with a written accounting of any such amounts collected in settlement or as an award or reimbursements, and the allocations pursuant to the terms of this Section 2.8(e). Except as provided in Section 2.8(d), Illumina shall not […***…].
(f)    Non-Illumina Platforms.
(i)    Subject to the terms and conditions of this Agreement, including the right of Sequenom Parties to grant sublicenses under Isis Patents only to a Person to Exploit NIPT LDT Tests in the NIPT LDT Field in that Person’s, or as applicable its Affiliates’, clinical laboratory, Illumina has the exclusive right to grant licenses to or to authorize any Person under the Pooled Patents to Exploit NIPT LDT Tests in the NIPT LDT Field or Exploit NIPT IVD Products in the NIPT IVD Field on any manufacturers’ platform, including non-Illumina platforms, subject to Sequenom’s prior written consent to the overall economic terms for any such license that expressly permits such Exploitation in the Licensed NIPT Field on a non-Illumina platform under terms that are less favorable to Sequenom set forth in this Agreement (“Other Platform License”), which consent shall not be unreasonably withheld, delayed or conditioned. As between Sequenom and Illumina, Illumina shall have the right to retain all types of economic consideration (whether one-time payments, royalties, continuing payments or other payment types) paid by all Persons under an Other Platform License described in the preceding sentence until such time as Illumina has received under this sentence the aggregate amount of […***…]. Thereafter, with respect to consideration received under Other Platform Licenses (A) consideration received for Exploitation of NIPT LDT Tests under Pooled Patents will be treated as Test Fees and shared between the Parties in accordance with Section 3.2(d), (B) consideration received for all sales of NIPT IVD Products under Pooled Patents will be treated under, and Illumina shall pay Royalties to Sequenom in accordance with, Section 3.3(c), and (C) all other types of economic consideration that are not within (A) or (B), (whether one-time payments, continuing payments or other payment types) paid by a Person under any such Other Platform License shall be shared between Illumina and Sequenom in the same proportion as for the Test Fees in accordance with Section 3.2(d)(i).
(ii)    In the event that Sequenom undergoes a Change of Control […***…] (including as part of an assignment of this Agreement in a bankruptcy or other financial restructuring of Sequenom), the provisions of this Section 2.8(f) shall apply with respect to how rights under the Pooled Patents to Exploit NIPT LDT Tests in the NIPT LDT Field or Exploit NIPT IVD Products on non-Illumina platforms may be made available to such Person, provided that in such event […***…]

***Confidential Treatment Requested

[…***…].
2.9    Conditions for Sequenom Grant of Licenses under Isis Patents.
(a)    Right to License Only Under Isis Patents; No Right to License for NIPT IVD Products.
(i)    Sequenom Parties may grant licenses under the Isis Patents [...***…] for Exploitation of NIPT LDT Tests in the NIPT LDT Field in that Person’s, or as applicable its Affiliates’, clinical laboratory, subject to the obligation of the licensee to pay Test Fees in accordance with Section 2.8(f)(ii) and subject to Section 2.9(c). Except as stated in the preceding sentence, Sequenom agrees on behalf of itself and all its Affiliates that neither it nor any of its Affiliates has any right to, and shall not, grant a license under any Pooled Patent to Exploit any NIPT LDT Test in the NIPT LDT Field or Exploit any NIPT IVD Product.
(ii)    Without limiting the foregoing in Section 2.9(a)(i), Sequenom and its Affiliates may not, and shall not, grant licenses under the Pooled Patents, including the Isis Patents, to Exploit any NIPT IVD Product.
(b)    Test Fees. […***…], Sequenom agrees that any license granted by a Sequenom Party to a Person after the Effective Date that authorizes performance in the NIPT LDT Field under any Isis Patent(s) (“New Sequenom Licensee”), will include an obligation for that Person to pay a Test Fee on terms (including amounts) consistent with Section 3.2 of this Agreement and Sequenom will share Test Fees and other consideration received for such sublicenses in accordance with Section 3.2.
(c)    Settlement with Existing Sequenom Litigants. No term in this Agreement, or any Ancillary Agreement prohibits Sequenom from settling any litigation with an Existing Sequenom Litigant, and Sequenom shall be entitled as part of any such settlement to grant rights to an Existing Sequenom Litigant under rights Sequenom retains under any Isis Patent, provided that Sequenom shall use commercially reasonable efforts to negotiate and enter into an agreement with such Existing Sequenom Litigant obligating such Existing Sequenom Litigant to pay a Test Fee in at least the amount set forth in Schedule 1 for rights under any Isis Patent or group of Isis Patents that authorizes the Existing Sequenom Litigant to perform NIPT LDT Tests in NIPT LDT Field in its, or its Affiliates’, clinical laboratory. […***…]

***Confidential Treatment Requested

[…***…]. Sequenom shall provide Illumina with a written accounting of any such amounts collected in settlement or as an award or reimbursements, and the allocations pursuant to the terms of this Section 2.9(c). Nothing in this Section 2.9(c) alters Illumina’s exclusive rights regarding NIPT IVD Product.
2.10    Existing Sequenom Licensees.
(a)    Sequenom and its Affiliates are parties to written agreements with Third Parties, entered into prior to the Effective Date and remaining effective as of the Effective Date, under which such Third Party (“Existing Sequenom Licensee”) is expressly authorized or licensed by Sequenom or its Affiliate to Exploit an NIPT LDT Test under one or more Sequenom Patents in the NIPT LDT Field (“Existing Sequenom License”). The Existing Sequenom Licensees and Existing Sequenom Licenses are set forth on Schedule 2.10(a), which indicates which Existing Sequenom Licensees are Sequenom Technology Partners and other information.
(b)    As set forth in and on the terms and conditions of this Agreement, Sequenom shall be responsible for collecting, and shall use commercially reasonable efforts to collect, Test Fees for Licensed NIPT LDT Tests performed by Existing Sequenom Licensees under a grant of any rights under any Pooled Patents on and after the Effective Date. […***…]. All Test Fees paid by Existing Sequenom Licensees on and after the Effective Date are subject to sharing between Illumina and Sequenom in accordance with Section 3.2(d).
(c)    For avoidance of doubt, no rights are granted under this Agreement to Existing Sequenom Licensees or Existing Illumina Licensees, however this Agreement shall not result in such existing licensees losing the rights under Sequenom Patents or under Illumina Patents that each was granted or received from Sequenom Party or an Illumina Party, respectively, prior to the Effective Date.
(i)    […***…].

***Confidential Treatment Requested

[…***…].
(ii)    […***…].
(iii)    Notwithstanding the foregoing, if an Existing Sequenom Licensee is obligated as of the Effective Date under a written Agreement, to which it is a party with a Sequenom Party and was granted a right under Sequenom Patents (prior to assignment of CUHK License (2008/2011)) to perform a Licensed NIPT LDT Test in the NIPT LDT Field, in exchange for payment of Test Fees, in an amount that is $[…***…] or higher (based on currency exchange rates in effect on the Effective Date), for performance of such Licensed NIPT LDT Tests in its, or as applicable its Affiliates’, clinical laboratory, then the provisions of clause (i) of this Section 2.10(c) shall apply to that Existing Sequenom Licensee.
2.11    Existing Illumina Licensees.
(a)    Illumina or its Affiliates are parties to written agreements with Third Parties, entered into prior to the Effective Date and remaining effective as of the Effective Date, under which such Third Party (“Existing Illumina Licensee”) is expressly authorized or licensed by an Illumina Party to Exploit NIPT LDT Test under one or more Pooled Patent in the NIPT LDT Field (“Existing Illumina License”). The Existing Illumina Licensees and Existing Illumina Licenses are set forth on Schedule 2.11(a), which indicates which Existing Illumina Licensees are Illumina Technology Partners and other information. Existing Illumina Licenses include licenses or rights granted pursuant to supply agreements in effect on the Effective Date.
(b)    On the terms and conditions of this Agreement, Illumina shall be responsible for collecting, and shall use commercially reasonable efforts to collect, Test Fees for Licensed NIPT LDT Tests performed in NIPT LDT Field by Existing Illumina Licensees

***Confidential Treatment Requested

under a grant of any rights under any Pooled Patents on and after the Effective Date. For the avoidance of doubt, and as set forth in Section 3.2, the amount of Test Fees paid by Existing Illumina Licensees on an per test or annual basis may be less or more than the amounts, or at a less or more expensive price tier of annual Test Fees, on Schedule 1. All Test Fees paid by Existing Illumina Licensees on and after the Effective Date are subject to sharing between Illumina and Sequenom in accordance with Section 3.2(d).
2.12    Transfers of NIPT Technology and Know How.
(a)    Subject to Section 2.12(b) Illumina and Sequenom and their respective Affiliates each may enter into and perform under Technology Agreements with Third Parties as set forth in this Section 2.12. “Technology Agreement” means a written agreement under which (i) a Third Party receives from an Illumina Party certain know how and transfer of technology, and is authorized under Illumina Patents (for Technology Agreements entered into prior to Effective Date) or Pooled Patents (for Technology Agreements entered into on and after Effective Date) to use same to perform an NIPT LDT Test in NIPT LDT Field that is the same or substantially similar to the Illumina verifi® test or another Licensed NIPT LDT Test covered by Pooled Patents, or (ii) a Third Party receives from Sequenom or its Affiliates certain know how and transfer of technology, and is authorized under Sequenom Patents (for Technology Agreements entered into prior to the Effective Date) or Isis Patents (for Technology Agreements entered into on and after Effective Date) to use same to perform an NIPT LDT Test in NIPT LDT Field that is the same or substantially similar to the Sequenom MaterniT21® test or another Licensed NIPT LDT Tests covered by Pooled Patents. A Third Party who enters into a Technology Agreement with an Illumina Party is an “Illumina Technology Partner,” and a Third Party who enters into a Technology Agreement with Sequenom or an Affiliate is a “Sequenom Technology Partner.” The Illumina Technology Partners and Sequenom Technology Partners as of the Effective Date are identified on Schedules 2.11(a) and 2.10(a), respectively. This Agreement shall be amended by the Parties on a quarterly basis or otherwise upon notification by one Party to the other, to revise Schedules 2.11(a) and 2.10(a) to identify any new Third Party that becomes an Illumina Technology Partner or a Sequenom Technology Partner after the Effective Date and to identify which Existing Illumina Licenses and Existing Sequenom Licenses (including those with existing Technology Partners) are terminated or expired.
(b)    Illumina shall obligate Illumina Technology Partners and Sequenom shall obligate Sequenom Technology Partners to pay a Test Fee on terms consistent with Section 3.2 of this Agreement. […***…].
(c)    Illumina represents that all Illumina Technology Partners under a Technology Agreement in effect as of the Effective Date have received rights under one or more Illumina Patents (prior to assignment and novation of the CUHK Licenses (2008/2011)) and, therefore, are Existing Illumina Licensees and, except as set forth on Schedule 7.1(c)(ix), are subject to payment of Test Fees on terms consistent with Section 3.2 of this Agreement.

***Confidential Treatment Requested

(d)    Sequenom represents that all Sequenom Technology Partners under a Technology Agreement in effect as of the Effective Date have received rights under one or more Sequenom Patents (prior to assignment and novation of the CUHK Licenses (2008/2011)) and, therefore, are Existing Sequenom Licensees and are subject to payment of Test Fees on terms consistent with Section 3.2 of this Agreement.
2.13 Non-Assertion Covenants.
(a)    Sequenom, on behalf of itself and its Affiliates and their respective predecessors, successors and assigns (each a “Sequenom Covenant Party”), hereby covenants not to directly (e.g., by itself) or indirectly (e.g., through a “strawman”, other involvement for or with a Third Party, or otherwise) (i) sue (or purport to sue) in any forum, (ii) assign to any Third Party any right to sue in any forum, nor (iii) in any way support or encourage any Third Party in suing in any forum, any Illumina Protected Party (as defined below) for infringement of any Patent that (x) is owned or controlled by Sequenom or any of its Affiliates as of or after the Effective Date and (y) has its earliest priority date as of or before the Effective Date, in each case excluding (1) the Pooled Patents, (2) in the event of the Change of Control of Sequenom, all Patents of the Third Party acquirer, successor or survivor in such Change of Control, and its Affiliates, immediately prior to such Change of Control, and (3) in the event of the Change of Control of either Sequenom or Illumina, all Patents first owned or controlled by Sequenom or any of its Affiliates immediately after such Change of Control, wherein such suit for infringement of any such Patent alleges that the Exploitation of any Current Illumina Product by Illumina or its Affiliates and, solely to the extent any of the following Persons are expressly authorized to Exploit any Current Illumina Product and are acting within the scope of such express authorization (including paying Test Fees if a (sub)licensee or if otherwise so required to make payment as a condition of authorization): manufacturers, distributors, resellers, (sub)licensees and customers (each of the Illumina Parties and the foregoing Persons an “Illumina Protected Party”), infringes, or induces or contributes to the infringement of, any such Patent. With respect to subclause (3) herein, applications (and patents that issue therefrom) that are continuations, divisionals, continuation-in-parts, or substitute applications claiming earliest priority from a Patent that was subject to the covenant in this Section 2.13(a) prior to the date of the Change of Control, are deemed to be Patents first owned or controlled by Sequenom or any of its Affiliates before the date of that Change of Control. Notwithstanding the foregoing or anything in this Agreement, the covenant in this Section 2.13(a) shall not apply to the extent any Illumina Protected Party infringes (directly or indirectly) a Patent claim that covers general platform technology of a Sequencing Platform Manufacturer that is an Affiliate of Sequenom solely to the extent claiming multi-purpose (i.e., useful in multiple fields of use) consumables, reagents, instruments (or components of instruments), software or accessories. This non-assertion covenant shall be a covenant that transfers with, and burdens, any sale, license, assign, or other disposition, transfer or grant of rights under the applicable Patent including with respect to the disposition of any rights in any license agreement pertaining thereto. Each Sequenom Covenant Party shall impose the foregoing non-assertion covenant on any Third Party to which such Sequenom Covenant Party may sell, license, assign or otherwise dispose of, transfer or grant any rights to or under the applicable Patent, but only to the extent such rights sold, licensed, assigned or otherwise disposed of, transferred or granted give the Third Party the right to enforce such Patent against an Illumina Protected Party.
(b)    Illumina, on behalf of itself, its Affiliates and their respective predecessors, successors and assigns (each an “Illumina Covenant Party”), hereby covenants not to directly (e.g., by itself) or indirectly (e.g., through a “strawman”, other involvement for or with a Third Party, or otherwise) (i) sue (or purport to sue) in any forum, (ii) assign to any Third Party any right to sue in any forum, nor (iii) in any way support or encourage any Third Party in suing in any forum any Sequenom Protected Party (as defined below) for infringement of any Patent that is (x) is owned or controlled by Illumina or any of its Affiliates as of or after the Effective Date and (y) has its earliest priority date as of or before the Effective Date, in each case excluding (1) the Pooled Patents, (2) in the event of the Change of Control of Illumina, all Patents of the Third Party acquirer, successor or survivor in such Change of Control, and its Affiliates, immediately prior to such Change of Control, and (3) in the event of the Change of Control of either Sequenom or Illumina, all Patents first owned or controlled by Illumina or any of its Affiliates immediately after such Change of Control, wherein such suit for infringement of any such Patent alleges that the Exploitation of any Current Sequenom Product by any Sequenom Party and, solely to the extent any of the following Persons are expressly authorized to Exploit any Current Sequenom Product and are acting within the scope of such express authorization (including payment of Test Fees if a (sub)licensee or if otherwise so required to make payment as a condition of authorization): distributors, resellers, (sub)licensees and customers (each of the Sequenom Parties and the foregoing Persons, a “Sequenom Protected Party”), infringes, or induces or contributes to the infringement of, any such Patent. With respect to subclause (3) herein, applications (and patents that issue therefrom) that are continuations, divisionals, continuation-in-parts, or substitute applications claiming earliest priority from a Patent that was subject to the covenant in this Section 2.13(b) prior to the date of the Change of Control, are deemed to be Patents first owned or controlled by Illumina or any of its Affiliates before the date of that Change of Control. Notwithstanding the foregoing or anything in this Agreement, the covenant in this Section 2.13(b) shall not apply to the extent any Sequenom Protected Party infringes (directly or indirectly) a Patent claim that covers general platform technology of an Illumina Party solely to the extent claiming multi-purpose (i.e., useful in multiple fields of use) consumables, reagents, instruments (or components of instruments), software or accessories. This non-assertion covenant shall be a covenant that transfers with and burdens any sale, license assign, or other disposition, transfer or grant of rights under the applicable Patent, including with respect to the disposition of any rights in any license agreement pertaining thereto. Each Illumina Covenant Party shall impose the foregoing non-assertion covenant on any Third Party to which such Illumina Covenant Party may sell, license, assign or otherwise dispose of, transfer or grant any rights to or under the applicable Patent, but only to the extent such rights sold, licensed, assigned or otherwise disposed of, transferred or granted give the Third Party the right to enforce such Patent against a Sequenom Protected Party.
(c)    Each Sequenom Covenant Party hereby covenants not to directly (e.g., by itself) or indirectly (e.g., through a “strawman”, other involvement for or with a Third Party, or otherwise) (i) sue (or purport to sue) in any forum, (ii) assign to any Third Party any right to sue in any forum, nor (iii) in any way support or encourage any Third Party in suing in any forum alleging that the Exploitation of any Current Illumina Product by any Illumina Party infringes any Pooled Patent. Nothing in this Section 2.13(c) alters any obligation to pay Test Fees and/or Royalties in accordance with the terms of this Agreement.
(d)    Each Illumina Covenant Party hereby covenants not to directly (e.g., by itself) or indirectly (e.g., through a “strawman”, other involvement for or with a Third Party, or otherwise) (i) sue (or purport to sue) in any forum, (ii) assign to any Third Party any right to sue in any forum, nor (iii) in any way support or encourage any Third Party in suing in any forum alleging that the Exploitation of any Current Sequenom Product by any Sequenom Party infringes any Pooled Patent. Nothing in this Section 2.13(d) alters any obligation to pay Test Fees and Royalties in accordance with the terms of this Agreement.
2.14    […***…] Patents. Sequenom, on behalf of itself and its Affiliates, agrees […***…], it shall not undertake to expand the scope of the claims of the Patents as such claims exist as of the Effective Date.
2.15    […***…] Patents. Illumina, on behalf of itself and its Affiliates, represents and warrants […***…].
2.16    HDFN Products. Notwithstanding anything to the contrary in this Agreement, solely with respect to NIPT LDT Tests in each case that are solely directed to fetal blood antigen testing associated with hemolytic disease of the fetus and newborn (“HDFN Products”), each Party shall be permitted to Exploit such HDFN Product in the NIPT LDT Field and, if such Exploitation of an HDFN Product is covered by a Valid Claim of an Isis Patent, but not covered by a Valid Claim of any other Pooled Patent, then such Party shall have no obligation under this Agreement to collect or share a Test Fee or other consideration with the other Party.
2.17    Additional Rights.
(a)    The Patents set forth on Schedule 2.17(a) are exclusively licensed by Sequenom from CUHK and are not Pooled Patents. Upon Illumina’s request, Sequenom will negotiate in good faith commercially reasonable terms under which Sequenom would grant Illumina a sublicense under the Patents on Schedule 2.17(a).
(b)    The Patents set forth on Schedule 2.17(b) are solely owned by Sequenom and are not Pooled Patents. In the event Sequenom licenses any of the Patents on Schedule 2.17(b) to any Third Party (other than in settlement of litigation), then upon Illumina’s request, Sequenom will negotiate in good faith with Illumina a license under the Patents on Schedule 2.17(b) […***…].

***Confidential Treatment Requested

ARTICLE III
CONSIDERATION
3.1    One-Time Payment. A one-time, non-refundable payment of fifty million dollars (US$50,000,000) shall be payable by Illumina, in three installments, in recognition of the settlement of the disputes, grants of exclusivity and other rights granted to Illumina as set forth in this Agreement and the Ancillary Agreements (the “One-Time Payment”). Within one (1) Business Day after the Effective Date, Illumina shall pay to Sequenom forty four million dollars (US$44,000,000) of the One-Time Payment. Within five (5) Business Days after the […***…], Illumina shall pay to Sequenom two million dollars (US$2,000,000). Within five (5) Business Days after the […***…], Illumina shall pay to Sequenom four million dollars (US$4,000,000). In the event […***…], Illumina shall have the right to credit one million dollars (US$1,000,000) of the One-Time Payment against any and all amounts owed by Illumina to Sequenom under this Agreement until the full one million dollars (US$1,000,000) has been credited. In the event […***…], Illumina shall have the right to credit two million dollars (US$2,000,000) of the One-Time Payment against any and all amounts owed by Illumina to Sequenom under this Agreement until the full two million dollars (US$2,000,000) has been credited. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended by the Parties to, and nothing in this Agreement shall, […***…].
3.2    Test Fees for Performance of Licensed NIPT LDT Test.
(a)    Selected Definitions. For purposes of this Agreement:
(i)    A “Licensed NIPT LDT Test” means an NIPT LDT Test the performance of which is covered by a Valid Claim of a Pooled Patent, wherein the Person performing the NIPT LDT Test received the right, license or other authorization to Exploit that NIPT LDT Test under that Pooled Patent, subject to Section 3.2(b).
(ii)    An “Authorized Lab” means any Person that receives the right, license or other authorization pursuant to the terms and conditions of this Agreement to Exploit a Licensed NIPT LDT Test under at least one Pooled Patent. Without limitation, each of the following is an Authorized Lab to the extent of its rights under the Pooled Patent(s) under which it received right, license or other authorization: (A) each Sequenom Party, (B) Sequenom Technology Partners, (C) Existing Sequenom Licensees (which includes Sequenom Technology Partners existing on Effective Date), (D) Illumina Parties, (E)  Illumina Technology Partners, (F) Existing Illumina Licensees (which includes Illumina Technology Partners existing on Effective Date), (G) any and all Illumina Customers who receive an Illumina Customer License with purchase of Illumina Products, (H) any New Sequenom Licensee, and (I) any New Illumina Licensee. For the avoidance of doubt, an Authorized Lab may be described by more than one

***Confidential Treatment Requested

category of (A) through (I). An Authorized Lab shall be an Authorized Lab only for so long as it has a right, license or other authorization to Exploit Licensed NIPT LDT Tests under one or more Pooled Patents pursuant to the terms and conditions of this Agreement.
(iii)    A “Test Fee” means the per test amount that is payable by an Authorized Lab when a Licensed NIPT LDT Test is performed by such Authorized Lab as a fee-for-service or reimbursable offering (whether or not Authorized Lab is paid or reimbursed for the test), such amount set in accordance with Section 3.2(c) and payable and/or creditable in accordance with Section 3.2(b).
(b)    Payment and Collection of Test Fees. Illumina or Sequenom, as applicable, shall obligate, pursuant to written agreements therewith (or this Agreement with respect to Sequenom Parties and Illumina Parties), every Authorized Lab to pay a Test Fee for any and all (subject to Section 3.2(c)(ii)) Licensed NIPT LDT Tests performed by such Authorized Lab as follows:
(i)    Sequenom shall be responsible for all Test Fees that are payable under this Agreement for any and all Licensed NIPT LDT Tests performed by Sequenom Parties (Authorized Labs A), and Illumina shall be responsible for all Test Fees that are payable under this Agreement for any and all Licensed NIPT LDT Tests performed by Illumina Parties (Authorized Labs D).
(ii)    Illumina shall use commercially reasonable efforts to collect Test Fees that are payable by Illumina Technology Partners, Existing Illumina Licensees, and Illumina Customers who receive an Illumina Customer License (Authorized Labs – E, F, G), and any other Authorized Lab (I) that receives the applicable right, license or authorization from an Illumina Party, for any and all Licensed NIPT LDT Tests performed by such Persons.
(iii)    Sequenom shall use commercially reasonable efforts to collect Test Fees that are payable by its Sequenom Technology Partners, Existing Sequenom Licensees, and any New Sequenom Licensees (Authorized Labs – B, C and H) for any and all Licensed NIPT LDT Tests performed by such Persons.
(iv)    In the event there is an Authorized Lab that is not in a category addressed in this Section 3.2(b), Illumina and Sequenom shall mutually agree on which of them shall be responsible for using commercially reasonable efforts to collect Tests Fees payable by such an Authorized Lab.
(v)    Each Party shall and shall cause its Affiliates to forego any conduct the intent of which is to prevent the collection or sharing of Test Fees or other consideration between the Parties in accordance with the terms of this Agreement.
(vi)    Any consideration received by an Illumina Party or a Sequenom Party from any Person for a license under a Pooled Patent to Exploit an NIPT LDT Test in the NIPT LDT Field, that is not in the form of Test Fees, shall be shared between Illumina and Sequenom in accordance with Section 3.2(d).

(vii)    To the extent any Illumina Party or Sequenom Party entered into prior to the Effective Date any agreement that obligates an Authorized Lab to pay a Test Fee for performance of an NIPT LDT Test that is covered by a Valid Issued Claim or any pending claim of a Pooled Patent (including pending claims of the Illumina Owned Patents, Sequenom Owned Patents and Isis Patents), and such Authorized Lab pays such Test Fee, then such NIPT LDT Test shall be deemed to be a Licensed NIPT LDT Test and all such Test Fees collected under such agreements shall be shared between the Parties in accordance with this Agreement.
(c)    Determination of Test Fee Amounts. Test Fee amounts will be determined as follows:
(i)    Except as expressly stated otherwise in this Agreement (including in Section 3.2(c)(ii) (Exceptions to Amount of Test Fee), Section 2.8(e) (Third Parties in Litigation with Illumina), Section 2.8(f) (Non-Illumina Platforms) and Section 2.9(c) (Settlement with Existing Sequenom Litigants)), each Illumina Party or Sequenom Party shall enter into written agreements with Persons it grants rights, licenses, or authorizations as an Authorized Labs such that the Authorized Lab is obligated to pay Test Fees on a quarterly basis, and Sequenom Parties and Illumina Parties shall be obligated to pay Test Fees on a quarterly basis. (A) Except as stated below with respect to Licensed NIPT LDT Test for which the Test Fee is equal to […***…]. With respect to Licensed LDT Tests performed by an Authorized Lab during the first calendar year of its agreement under which it received the right to perform Licensed NIPT LDT Tests, the Test Fee amount that the Authorized Lab shall pay for Licensed NIPT LDT Tests performed during the first calendar year of that agreement shall be no lower than the amount of Test Fee on Schedule 1, Section 3 that corresponds to the good faith estimate of the volume that Authorized Lab will achieve at the end of that first calendar year. For agreements entered into within six months before the end of a calendar year, the first annual calculation of the Test Fee amount payable by the Authorized Lab will be for the period ending on December 31 of the first full calendar year of that agreement. The quarterly Test Fees for an Authorized Lab shall be in amounts that result in at least the product of (1) the number of Licensed NIPT LDT Tests performed by that Authorized Lab in that quarter with (2) the Test Fee amount in effect for that Authorized Lab in that quarter, plus an amount equal to the product of the annual number of Licensed NIPT LDT Tests in (1) that are subject to the additional $[…***…] fee as set forth on Schedule 1 multiplied by $[…***…]. (B) With respect to each Licensed NIPT LDT Test for which the Test Fee is equal to […***…]. For the avoidance of doubt, notwithstanding the minimum amounts payable in accordance with the first sentence of this Section 3.2(c), the full amount of all Test Fees collected by Illumina and Sequenom from Authorized Labs shall be shared between the Parties as set forth in Section 3.2(d) (Sharing of Test Fee Amounts.)

***Confidential Treatment Requested

(ii)    Exceptions to Amount of Test Fee.
(1)    Illumina Licensees. Illumina shall use commercially reasonable efforts to collect a Test Fee from Existing Illumina Licensees (including Illumina Technology Partners in existence as of the Effective Date) and New Illumina Licensees in the amounts governed by the terms of the applicable Existing Illumina License (including an applicable Technology Agreement) as modified by this Section 3.2(c)(ii). […***…]. Notwithstanding anything to the contrary in this Agreement, any and all amounts for Test Fees received by Illumina from an Existing Illumina Licensee or New Illumina Licensee, including amounts in excess of the Test Fee that would otherwise be due under this Agreement, shall be subject to sharing with Sequenom in the same manner and amount as set forth in Section 3.2(d) (Sharing of Test Fees).
(2)    Existing Sequenom Licensees. Sequenom shall use commercially reasonable efforts to collect a Test Fee from Existing Sequenom Licensees (including Sequenom Technology Partners in existence as of the Effective Date) and New Sequenom Licensees in the amounts governed by the terms of the applicable Existing Sequenom License (including an applicable Technology Agreement) as modified by this Section 3.2(c)(ii). If an Existing Sequenom Licensee is obligated under an Existing Sequenom License to pay a per test fee upon performance of a NIPT LDT Test that is less than the amount that Sequenom would otherwise be obligated to charge under the provisions of Sections 3.2(c)(i), then Sequenom shall not be under any obligation to raise the Test Fee amounts payable by that Existing Sequenom Licensee from the amount set forth in that Existing Sequenom License and the Test Fees amounts collected by Sequenom on such basis shall be shared with Illumina in accordance with this Agreement. […****…]. Notwithstanding anything to the contrary in this Agreement, any and all amounts for Test Fees (and their equivalents) received by Sequenom from an Existing Sequenom Licensee or New Sequenom Licensee, including amounts in excess of the Test Fee due under this Agreement shall be subject to sharing with Illumina in the same manner and amount as set forth in Section 3.2(d) (Sharing of Test Fees).

***Confidential Treatment Requested

(3)    With respect to Existing Sequenom Licensees and New Sequenom Licensees that are Authorized Labs, which have received less than full rights under all Pooled Patents to perform NIPT LDT Tests in the NIPT LDT Field, in the event an Illumina Party enters into a later agreement with such Authorized Lab to extend the rights under the Pooled Patents granted to such Authorized Lab under which such Authorized Lab is authorized to perform Licensed NIPT LDT Tests, Illumina shall be entitled to offer such extended rights at Test Fee amounts lower than those set forth in Schedule 1 in order to facilitate the later agreement with such Authorized Lab in view of the Test Fee amounts already owed pursuant the earlier agreement. In any such case, Illumina shall not require such Authorized Lab or any existing Illumina Licensee to pay an additional amount of Test Fees (for the total rights received from Sequenom and from Illumina) that would result in the aggregate amount of Test Fees paid by that Authorized Lab to be in excess of the Test Fees set forth in Schedule 1.
(4)    Research and Development.     The Test Fee is […***…] for a Licensed NIPT LDT Test (A) that is performed by an Authorized Lab for internal research or development in the NIPT LDT Field, and (B) for which the Authorized Lab did not receive compensation on a per test basis (individually or as a lot of tests) for such Licensed NIPT LDT Test, and (C) the results of such Licensed NIPT LDT Test were not reported back to a subject or her physician or used for commercial purposes.
(iii)    […***…].
(1)    Adjustment to Test Fee Schedule. Illumina shall have the right to adjust the Test Fee Schedule […***…] on a market segment (including geographic or product segment) basis to reflect such market changes, upon written notice to and consent of Sequenom. Upon receipt of such notice […***…], Sequenom shall consider in good faith whether or not to consent, such consent not to be unreasonably withheld, delayed or conditioned. As promptly as practicable, […***…], Sequenom shall notify Illumina of its decision to consent or to withhold consent and its reasons therefor. If Sequenom has not responded in writing within the specified time, then it shall be deemed to have consented and Illumina may proceed with such reduced Test Fee structure for that market segment. In the event of a dispute between the Parties regarding adjustment of amounts in this clause (1), the procedures set forth on Schedule 2 shall govern the resolution of such Dispute.
(2)    […***…] Test Fees for Potential Future Authorized Labs. Each Party shall have the right to request that Test Fees be adjusted […***…] for a particular Person that is a potential future Authorized Lab, upon notice to and consent from the other Party. Upon receipt of such notice requesting a reduced Test Fee structure for a particular Person (other than the Parties or their respective Affiliates), the other Party shall consider in good faith whether or not to consent, such

***Confidential Treatment Requested

consent not to be unreasonably withheld, delayed or conditioned, on a case by case basis, to charging […***…] to such Person if such […***…] is reasonably necessary or useful to promote adoption of Licensed NIPT LDT Tests in that Person’s clinical laboratory […***…]. As promptly as practicable, but in no event later than […***…] after receiving such notice, the other Party shall notify the requesting Party of its decision to consent or to withhold consent and its reasons therefor. If the other Party has not responded in writing within the specified time, then the other Party shall be deemed to have consented and the requesting Party may proceed with such […***…] for that Authorized Lab. […***…].
(3)    In the event the Test Fee Schedule is adjusted […***…] pursuant to the procedure in clause (1) in this Section 3.2(c)(iii), then Schedule 1 automatically shall be amended to reflect such […***…] adjustment for the applicable market segment, and thereafter shall be applicable to Test Fees payable by the Illumina Parties, Sequenom Parties and new Authorized Labs authorized after the adjustment date and, pursuant to each Party’s rights to adjust Test Fees as set forth in Section 3.2(c)(ii), payable by the Parties’ then-existing licensees.
(d)    Sharing of Test Fees.
(i)    Sharing of Test Fees Between Illumina and Sequenom. The aggregate Test Fees collected by Illumina and Sequenom in a particular calendar quarter from Authorized Labs, including the Test Fees payable by Sequenom Parties and Illumina Parties as Authorized Labs (in amounts prior to any allocation of Test Fees between Illumina and Sequenom or deductions or credits), are the “Gross Test Fees” Illumina and Sequenom will share Gross Test Fees as follows:
(1)    For Licensed NIPT LDT Tests performed by Authorized Labs anywhere in the world, excluding […***…], Illumina shall be entitled […***…] of the Gross Test Fees collected and Sequenom shall be entitled to […***…] of the Gross Test Fees collected, subject to Section 3.2(d)(ii).
(2)    For Licensed NIPT LDT Tests performed by Authorized Labs in […***…], Illumina shall be entitled to […***…] of the Gross Test Fees collected and Sequenom shall be entitled to […***…] of the Test Fees collected, subject to Section 3.2(d)(ii).
(ii)    Illumina shall be responsible for any amounts owed to its third party licensors (including University Licensors), and Sequenom shall be responsible for any amounts owed to its third party licensors or Isis, provided that, Illumina may credit or […***…] of all of Illumina’s payments to CUHK pursuant to the CUHK Licenses (including all amounts paid or payable to CUHK after termination or expiration of such CUHK Licenses, pursuant to the terms of any such CUHK License), based on performance of NIPT LDT Tests by Authorized Labs (including royalties, milestone payments, and any recurring payments to the extent related to performance of NIPT LDT Tests, and minimum guarantees, bonus payments, any payments to make up for shortfalls in payments not made by sub-licensee or a sublicensee of

***Confidential Treatment Requested

a sublicensee, but excluding Patent Costs, the sharing of which is addressed in Section 5.2) against the amounts owing to Sequenom based on the sharing of Gross Fees hereunder. Subject to Section 3.5 (Minimum Payments), payments by one Party to the other Party necessary to effectuate the sharing of Gross Test Fees set forth in this Section 3.2(d) shall be made in accordance with Section 3.4 (Payments and Reports).
(iii)    If any University License, pursuant to which any Illumina In-Licensed Patents are licensed to Illumina, is terminated and Sequenom and its Affiliates obtain a direct license from the applicable University Licensor under such Illumina In-Licensed Patents, thereafter (1) Sequenom shall be responsible for the payment of all amounts owing to such University Licensor for sales by Sequenom and its Affiliates under such Illumina In-Licensed Patents, (2) Sequenom shall continue to be responsible for all payment obligations to Illumina set forth in this Agreement, including payment of Test Fees, and (3) Sequenom shall have the right to credit against Illumina’s portion of shared consideration under this Agreement all such amounts owing to such University Licensor (other than CUHK) for sales by Sequenom and its Affiliates under such Illumina In-Licensed Patents up to the amounts that Illumina would have paid to University Licensor if it had remained the direct licensee.
3.3    Royalties on NIPT IVD Products.
(a)    For any country, in which there is, at the time of sale of the applicable NIPT IVD Product, a Valid Issued Claim in such country covering that NIPT IVD Product, Illumina shall pay Sequenom a royalty of […***…] of Net IVD Sales of such NIPT IVD Product sold by Illumina and its Affiliates during the Patent Royalty Term in the NIPT IVD Field in such country. Notwithstanding the foregoing […***…] shall be due under this Agreement for sales of instruments, hardware or sale or sale/license of general or multi-purpose software.
(b)    For any country, other than […***…], (i) in which there is not, at the time of sale of the applicable NIPT IVD Product, a Valid Issued Claim in that country covering that NIPT IVD Product, and (ii) if that NIPT IVD Product had been sold in another country at the same time, the sale or use thereof in such other country would be covered by a Valid Issued Claim in such other country, then in the case of (i) and (ii) Illumina shall pay Sequenom a royalty of […***…] of Net IVD Sales of such NIPT IVD Product sold by Illumina and its Affiliates in the NIPT IVD Field during the period beginning on the Effective Date and ending on the […***…] anniversary thereof. Notwithstanding the foregoing […***…] shall be due under this Agreement for sales of instruments, hardware or sale/license of general or multi-purpose software.
(c)    Illumina shall share with Sequenom any royalties received by Illumina or an Illumina Affiliate from a sublicensee (and its Affiliates), that is licensed under Pooled Patents to Exploit an NIPT IVD Product in the NIPT IVD Field, for sale of NIPT IVD Products in the NIPT IVD Field under such license to Pooled Patents, in the proportion set forth in Section 3.2(d). Illumina agrees that any sublicense granted to any Person under Pooled Patents to Exploit an NIPT IVD Product in the NIPT IVD Field will be for a royalty that is no less than […***…]% of Net IVD Sales of NIPT IVD Products sold by such sublicensee (and its Affiliates) in the NIPT IVD Field. For the avoidance of doubt, for the purpose of this
***Confidential Treatment Requested

Section 3.3(c), a Person that purchases NIPT IVD Product is not a sublicensee under Pooled Patents. Notwithstanding the foregoing no Royalty shall be due under this Agreement for sales of instruments, hardware or sale/license of general or multi-purpose software.
(d)    “Royalty” and “Royalties” means the amount payable to Sequenom pursuant to Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(g). Notwithstanding anything to the contrary in this Agreement, (i) except as stated in part (iii) herein, a Royalty shall be calculated and due under this Agreement with respect to any and all NIPT IVD Products in the NIPT IVD Field sold, and subject to, and solely with respect to, the terms of Section 3.3(g), NIPT Components sold and used with NIPT IVD Product(s) to perform (in whole) NIPT, (ii) in the event any Person (including Illumina Parties, Sequenom Parties or any other Authorized Lab) purchases any NIPT IVD Product from or on behalf of an Illumina Party or a sublicensee as permitted hereunder, (except as stated in part (iii) herein) including to perform an NIPT LDT Test in the NIPT LDT Field and a Royalty is payable in accordance with Section 3.3(a)-(c) or 3.3(g) for such sale of the NIPT IVD Product, then no Test Fee shall be payable under this Agreement for the performance of such NIPT LDT Test, (iii) in the event of sale of an NIPT IVD Product in the NIPT IVD Field wherein the purchaser is expressly authorized by Illumina Party or sublicensee as permitted hereunder to use such product to perform NIPT for tests not included in the product label or protocols for use (e.g., for genetic conditions not included in label), then no Royalty shall be payable in accordance with Section 3.3(a)- (c) or 3.3(g) for such sale of the NIPT IVD Product, however a Test Fee shall be payable under this Agreement for the performance of such NIPT (whether the NIPT is deemed to be performed in the NIPT IVD Field or the NIPT LDT Field) and (iv) except as set forth in clauses (x) and (y) of the fourth paragraph of the definition of Net IVD Sales, under no circumstances shall more than one Royalty be payable for the same unit of NIPT IVD Product or NIPT Component sold.
(e)    With respect to Net IVD Sales for NIPT IVD Products, Illumina shall be responsible for any amounts owed to its third party licensors (including University Licensors), and Sequenom shall be responsible for any amounts owed to its third party licensors, provided that, Illumina may credit or offset the full amount of all of Illumina’s payments to CUHK pursuant to the CUHK Licenses (including all amounts paid or payable to CUHK after termination or expiration of such CUHK Licenses, pursuant to the terms of any such CUHK License), based on sales of NIPT IVD Product (by Illumina Parties or sublicensees and their Affiliates) (including royalties, milestone payments, and any recurring payments to the extent related to sale of NIPT IVD Product, and minimum guarantees, bonus payments, any payments to make up for shortfalls in payments not made by sub-licensee or a sublicensee of a sublicensee, but excluding Patent Costs, the sharing of which is addressed in Section 5.2) against the Royalties owing to Sequenom on Net IVD Sales.
(f)    Subject to Section 3.5, payments by one Party to the other Party necessary to effectuate the Royalties provisions set forth in this Section 3.3 shall be made in accordance with Section 3.4 (d).
(g)    To the extent Illumina, its Affiliates, or sublicensees described in Section 3.3(c),

(i)    sells an NIPT IVD Product in the NIPT IVD Field for conduct or performance (in part, but not in whole) of NIPT,
(A)    for which a Royalty is payable pursuant to Section 3.3(a), (b) or (c) upon such sale, and
(B)    which sale (alone or together with NIPT Component(s)) conveys to the purchaser particular rights to conduct or perform (in whole) NIPT in accordance with product labeling or protocols of use without risk of infringing any Pooled Patent (e.g., convey through patent exhaustion, license, or covenant), and
(ii)    sells together (whether under a single purchase order or under separate purchase orders) with such NIPT IVD Product other product(s) (whether NIPT IVD Product(s) or a non-NIPT IVD Product(s)) that is not an instrument, hardware, or general or multi-purpose software (such software being sold or licensed), but that is a required component, with NIPT IVD Product(s), to conduct or perform (in whole) NIPT, and (A) if each such other product(s) is the same or substantially the same as a product that, at the time of sale, is a component of an NIPT IVD Product of the seller that has received Regulatory Approval in the United States for conducting or performing (in whole) NIPT, or (B) in the event there is not such an NIPT IVD Product in (A), would be a component of an NIPT IVD Product of the seller for which an application for Regulatory Approval in the United States would be required for sale of such NIPT IVD Product for conducting or performing (in whole) NIPT (each such product an “NIPT Component”), then
(iii)    Illumina shall pay Sequenom
(A)    a Royalty upon sale of such NIPT IVD Product sold, payable in accordance with Section 3.3(a), (b) or (c), as required,
(B)    a Royalty on each NIPT Component sold, payable (1) only during the time period stated in the applicable clause (a), (b) or (c) of Section 3.3, (2) as a percentage of net sales of each such NIPT Component calculated in the same manner as set forth for calculation of Net IVD Sales (for the purpose of this Section 3.3(g)(iii)(B), each instance of NIPT IVD Product in “Net IVD Sales” is replaced with NIPT Component) and (3) in the percentage stated in such applicable clause (a), (b) or (c) of Section 3.3, as required, and
(C)    Notwithstanding the foregoing or anything contrary in this Agreement, Illumina is not obligated to pay a Royalty on any NIPT Component that is used by an Authorized Lab to perform a Licensed NIPT LDT Test for which a Test Fee is owed to an Illumina Party or a Sequenom Party.
3.4    Payment and Reports.
(a)    Not later than forty five (45) calendar days after the last day of each calendar quarter, Sequenom and Illumina each shall provide the other with a written Test Fee and Royalty Report (each a “Test Fee and Royalty Report”), detailing separately for Japan and the rest of the world other than Japan (i) the names of all Third Party Authorized Labs for which that Party is obligated to collect Test Fees, (ii) the degree of compliance by each such

Third Party Authorized Lab with its payment obligations under the applicable agreement therewith, (iii) the aggregate number of Licensed NIPT LDT Tests performed by all such Authorized Labs, including by Sequenom Parties and Illumina Parties, during that period, including the number of Licensed NIPT LDT Tests that are subject to the additional $[…***…] added to the Test Fee and that are subject to a Test Fee in an amount equal to percentage of Net LDT Sales, (iv) the aggregate amount of Test Fees collected by such Party during that period, including for its own Licensed NIPT LDT Test and those of its applicable Affiliates, (v) the amount of the Test Fees collected by the reporting Party that is owed to the other Party during that period based on the sharing obligations set forth in Section 3.2(d) (Sharing of Test Fees), (vi) in the case of Illumina, the aggregate Net IVD Sales and the Royalties owed to Sequenom based on the Net IVD Sales, and the corresponding net sales and Royalties owed to Sequenom based on sales of NIPT Components as provided for in Section 3.3(g)(iii)(B) above, (vii) all other consideration received by such Party during that period that is subject to sharing hereunder and the amount thereof owing to the other Party hereunder, (viii) in the case of Illumina, all amounts paid by Illumina to CUHK during such period pursuant to the CUHK Licenses (including all amounts paid or payable to CUHK after termination of such CUHK Licenses, pursuant to the terms of any such CUHK License), including as set forth in this Agreement in Section 3.2(d)(ii) and 3.3(e), (ix) a reasonably detailed report on any anomalous activity during the period, such as a Third Party’s licensee’s refusal to pay an owed amount or any other material exception to the expected performance by such Authorized Lab in relation to this Agreement, (x) the aggregate Net LDT Sales, and the number of tests upon which Net LDT Sales is based, by such Party or its Affiliates or (sub)licensees under any Pooled Patent, as applicable, (xi) the Patent Cost incurred by that Party, (xii) in the case of Illumina, all amounts creditable in accordance with Section 3.1, and (xiii) based on the foregoing (i) through (xii), the net amount owed to the other Party for that period before taking into consideration the other Party’s Test Fee and Royalty Report for the same period. Each Party shall provide its quarterly Test Fee and Royalty Report in a Microsoft excel-compatible spreadsheet (electronic and hard copy), or in another mutually acceptable spreadsheet format. In the event that a University Licensor of Illumina under any Pooled Patent requires in its University License additional reporting relating to sales of NIPT LDT Tests, which reporting is not set forth in this Agreement, upon Illumina’s request therefor, Sequenom shall include in its Test Fee and Royalty Report such additional reporting.
(b)    Not later than sixty (60) calendar days after the last day of each calendar quarter, or thirty (30) days after a Party receives the applicable Test Fee and Royalty Report from the other Party for such calendar quarter, whichever is later, (i) each Party shall reconcile the amount subject to sharing hereunder that is owed to the other Party under the Test Fee and Royalty Reports provided for such calendar quarter, after application of all offsets and credits permitted under this Agreement, including under Sections 3.1, 3.2(d)(ii), 3.3(e) and 3.4(b) and Patent Costs, and (ii)(A) if such reconciliation shows that Illumina owes to Sequenom a net aggregate amount of consideration subject to sharing hereunder for such calendar quarter, then Illumina shall pay such net aggregate amount to Sequenom, and (B) if such reconciliation shows that Sequenom owes to Illumina a net aggregate amount of consideration subject to sharing hereunder or subject to reimbursement hereunder for such calendar quarter, then Sequenom shall pay such net aggregate amount to Illumina. Making or accepting a payment made under this Section 3.4(b) shall not constitute an admission by a Party or conclusive evidence of the correctness of any amount so paid or accepted.
***Confidential Treatment Requested

(c)    Annual Reporting and True-Up.
(i)    Not later than ninety (90) calendar days after the last day of each calendar year, or forty five (45) days after a Party receives from the other Party the Test Fee and Royalty Report for the last calendar quarter of such calendar year, whichever is later, each Party shall provide the other with an annual report (the “Annual Report”) in reasonable detail showing for the previous calendar year all categories of information set forth in parts (i) through (xii) of the quarterly Test Fee and Royalty Report, and in each case, any difference between the information reported on the Annual Report and the information reported in the quarterly Test Fee and Royalty Reports. The Annual Report provided by Sequenom shall also report the number of NIPT LDT Tests in the NIPT LDT Field (A) performed during that calendar year period using Illumina equipment and consumables and (B) performed during that period using non-Illumina equipment and consumables, and any adjustments to those number permitted in accordance with Section 3.5(b) (Adjustment Due to Third Party Platforms and Products). Each Party shall provide its Annual Report in a Microsoft excel spreadsheet (electronic and hard copy), or in another mutually acceptable spreadsheet format.
(ii)    The Parties shall each calculate and also include such calculation in such Annual Report the sum of (A) payments received by Sequenom from Illumina for shared Test Fees and other shared consideration, (B)  Royalties received by Sequenom from Illumina for Net IVD Sales, (C) the amounts retained by Sequenom for Test Fees and other shared consideration in relation to Licensed NIPT LDT Tests, and, in the case of Illumina, (D) the amounts paid by Illumina to CUHK pursuant to the CUHK Licenses and deducted by Illumina from payments to Sequenom as specifically permitted under this Agreement and (E) for 2015, any amounts that Illumina credited in accordance with Section 3.1, in each case during the previous calendar year (such sum, the “Nominal Amount”). For the avoidance of doubt, the Nominal Amount for a calendar year shall not include any amount of shared consideration that was retained or received by Sequenom or Illumina, as applicable, in that year pursuant to Section 5.1(c), to the extent such amount was in a prior year actually credited against a Minimum Payment, as permitted pursuant to Section 3.5(b)(ii) (Credit Due to Illumina Enforcing Pooled Patents).
(iii)    The Parties shall each calculate and also include in such Annual Report any adjustments to the Minimum Payment pursuant to Section 3.5(b). If, for any calendar year, there is any amount paid by Illumina to CUHK pursuant to the CUHK Licenses (except for the Patent Costs, which are addressed in ARTICLE V) that has not been credited or reimbursed by Sequenom, then Sequenom shall pay to Illumina along with the payment otherwise due for the first calendar quarter of the following calendar year, that amount of un-credited or not reimbursed payments made by Illumina to CUHK as set forth in Illumina’s annual report.
(iv)    If, for any calendar year starting with 2015 and ending with 2020, the Nominal Amount for that calendar year is less than the Minimum Payment amount for the applicable year set forth in Section 3.5(a) as that Minimum Payment is adjusted pursuant to Section 3.5(b), then Illumina shall pay to Sequenom along with the payment otherwise due for the first calendar quarter of the following calendar year, the difference between such Minimum Payment and such Nominal Amount.

(d)    To the extent that, with respect to any calendar year for which a Minimum Payment is set forth in Section 3.5(a), the aggregate amount that Sequenom retains and receives of shared revenues hereunder is in excess of the applicable Minimum Payment for such calendar year, then the excess amount over such Minimum Payment for such calendar year shall be credited against the amount (if any) owing by Illumina to Sequenom under Section 3.5 for the immediately following calendar year in excess of the aggregate amount that Sequenom retains and receives of shared revenues hereunder for such immediately following calendar year; provided, however, that the operation of this Section 3.4(d), together with any adjustment under Section 3.5(b) that is subject to a floor, shall not reduce the amount of the Minimum Payment below the amount of such floor therefor set forth in the first paragraph of Section 3.5(b).
(e)    All calculations and payments under this Section shall be made subject to Section 3.6 (Foreign Exchange).
3.5    Minimum Payments.
(a)    Unadjusted Minimum Payments. Beginning in calendar year 2015 and continuing through calendar year 2020, the unadjusted minimum aggregate annual amounts payable to Sequenom including all amounts expressly stated to be payable under this Agreement, other than the One-Time Payment (each, a “Minimum Payment”), shall be:
(i)    for calendar year 2015, six million dollars (US$6,000,000);
(ii)    for calendar year 2016 nine million dollars (US$9,000,000);
(iii)    for calendar year 2017, ten million dollars (US$10,000,000);
(iv)    for calendar year 2018, fifteen million dollars (US$15,000,000);
(v)    for calendar year 2019, twenty million dollars (US$20,000,000); and
(vi)    for calendar year 2020, twenty million dollars (US$20,000,000).
(b)    Adjustments and Credits to the Minimum Payment Obligations. To the extent that any of the events or circumstances set forth in this Section 3.5(b) arises in any year after 2016, the Minimum Payment for the applicable year shall be adjusted downward as set forth below, provided that any such reduction shall not bring the Minimum Payment owed for such year below a floor of (1) in 2017 calendar year, seven million five hundred thousand dollars (US$7,500,000), (2) in calendar year 2018, seven million five hundred thousand dollars (US$7,500,000), and (3) in calendar year 2019, five million dollars (US$5,000,000) (with no floor applicable to calendar year 2020), except as expressly stated otherwise.
(i)    Adjustment Due to Average Test Fee Collected. The Minimum Payments set forth in Section 3.5(a) are based on an average annual Test Fee collected by Illumina and Sequenom in the amount of $[…***…] per NIPT Test. If the average Test Fee collected for a calendar year is lower than $[…***…] per NIPT Test by […***…]% or more, then the Minimum Payment
***Confidential Treatment Requested

for the calendar year shall be adjusted downward by multiplying the then current Minimum Payment amount by the quotient of the average Test Fee actually collected and subject to sharing between Illumina and Sequenom during that calendar year divided by […***…].
(ii)    Credit Due to Illumina Enforcing Pooled Patents. To the extent an Illumina Party is suing in good faith any Person (other than an Existing Illumina Litigant) for patent infringement under any Pooled Patent, and is diligently prosecuting such suit:
(A)    […***…] shall be used to calculate the annual amount of Test Fees that would have been collected by such Illumina Party, […***…] Sequenom as if such sales were made by such Illumina Party, in each case if those sales had been licensed under the Pooled Patents and amounts had been paid in accordance with this Agreement;
(B)    the applicable amounts that would have been paid hereunder to Sequenom, […***…], shall be calculated; and
(C)    […***…] of the applicable amounts calculated under clause (B) above shall be credited against the minimum amounts set forth in Section 3.5(a) for such year, subject to Section 3.4(c)(ii).
(iii)    Credit Due to Test Fees Not Paid by Sequenom. In the event that Sequenom fails to pay any Test Fee owing under this Agreement based on Licensed NIPT LDT Tests performed by a Sequenom Party, then the full amount of such unpaid debt (i.e., not just the share due to Sequenom) shall be credited against the Annual Minimum in the same year. The provisions of Section 3.5(b) to establish a floor for adjustments shall not be applicable to this Section 3.5(b)(iii).
(iv)    Adjustment Due to Third Party Platforms and Products. If in any calendar quarter a Sequenom Party employs non-Illumina equipment and consumables (excluding library prep) for more than […***…]% of its laboratory services for NIPT, when Illumina equipment and consumables are otherwise available to Sequenom Party on non-discriminatory economic terms consistent with the intent of this Agreement and any applicable Ancillary Agreements, then the annual Minimum Payment amounts set forth in Section 3.5(a) will be reduced by […***…]% for the calendar year during which such calendar quarter occurs and the immediately following calendar year. The provisions of Section 3.5(b) to establish a floor for adjustments shall not be applicable to this Section 3.5(b)(iv).
(v)    Adjustment Due to Impairment of Pooled Patents. If one or more key Patents within the Patent Pool are held invalid so as to be or otherwise become unenforceable in a country, then the Parties shall engage in good faith renegotiation of the Minimum Payment amounts set forth in Section 3.5(a) with the intention of reducing those minimum amounts commensurate with the impact of such an event in such country on the

***Confidential Treatment Requested

market. Notwithstanding the foregoing, the provisions of this Section 3.5(b)(v) shall not be applicable if one or more key Patents within the Patent Pool are held invalid so as to be or otherwise become unenforceable in a country as a result of a challenge by an Illumina Party pursuant to Section 4.2.2(e) of the Settlement Agreement and the Illumina Party controlled, participated in, or assisted (other than being named as a nominal party or a real party in interest, or paying or reimbursing costs, or taking an action that it is required to take under a University License as set forth in Schedule 3.5(b)(v)) in such challenge The provisions of Section 3.5(b) to establish a floor for adjustments shall not be applicable to this Section 3.5(b)(v).
(vi)    Adjustment Due to Decreased Value of Pooled Patents in Market. If after the Effective Date either Party or its Affiliates, or any Third Party, sells a competitive NIPT LDT Test or NIPT IVD Product in a country that does not infringe any of the Pooled Patents in such country, and all such competitive NIPT LDT Tests and NIPT IVD Products achieve in aggregate a market share for the applicable products or services of at least […***…], then the Parties shall engage in good faith renegotiation of the Minimum Payment amounts set forth in Section 3.5(a) with the intention of reducing those minimum amounts commensurate with the impact of such an event in such country on the market.
3.6    Foreign Exchange. For the purpose of calculating all amounts received hereunder subject to sharing with the other Party hereunder, where the consideration is received in a currency other than U.S. Dollars, conversion from such foreign currency to U.S. Dollars will be calculated and reported for each date in a calendar month based on the rate of exchange quoted by OANDA.com on last calendar day of the applicable month, with respect to the currency in which such consideration is received for each day during the applicable calendar quarter.
3.7    Records. Sequenom and Illumina each will keep, and will require all other Authorized Labs to keep, for […***…] years from the date of each payment of Test Fees or Royalties, or the date of receipt of any other amount that is subject to sharing between the Parties under this Agreement, records in sufficient detail to allow the determination of the accuracy and completeness of reports submitted hereunder with respect to any payment hereunder. Further, Sequenom and Illumina will obtain from the Authorized Labs with which they or their applicable Affiliates are in contract, the right for the contracting Party to audit the records of such Authorized Labs of a scope at least as beneficial to the auditing party as set forth herein. Sequenom and Illumina each will have the right for a period of […***…] years after receiving any report or statement with respect to amounts due and payable hereunder to appoint an independent certified public accountant reasonably acceptable to the other Party, and which auditor shall receive the same consideration for performing the audit regardless of outcome, to inspect the relevant records of the other Party to the extent necessary to verify the accuracy and completeness of such report or statement. The auditor shall have the right to report to the auditing party whether the Test Fees, Royalties and Test Fee Reports and Annual Reports were accurate and complete, and if they are not, then the nature and amount of the inaccuracy or incompleteness, and no further information. The audited Party will make its records and the relevant records of its Affiliates available (including any applicable reports received from Authorized NIPT Labs) for inspection by such independent certified public accountant during regular business hours on Business Days at such place or places where such records are customarily kept, upon reasonable prior notice (of at least thirty (30) days) from the auditing

***Confidential Treatment Requested

party, to verify the accuracy and completeness of the reports and payments. Such inspection right will not be exercised more than once in any calendar year and no period may be audited by a Party more than once. The auditing Party will bear all costs and expenses associated with an audit conducted pursuant to this Section 3.7, provided, however, that if the designated auditor discovers an underpayment of […***…]% or more for the audited period between the amount of payments made under this Agreement and the amount of payments actually owed under this Agreement, then the audited Party will bear all reasonable costs and expenses associated with such audit. Any amount of underpayment shall be made, with interest calculated in accordance with Section 3.9, within ten (10) Business Days after a final audit report. The auditing Party agrees to hold in confidence all information learned in the course of any audit or inspection, in accordance with the terms and conditions set forth in ARTICLE VI. Neither Party will have any obligation under this Agreement to maintain records pertaining to such reports or payments beyond such three-year period. The University Licensors’ of the Pooled Patents shall have the audit rights stated in their respective University Licenses. In the event the written agreement between an Illumina Party or a Sequenom Party and its Existing Illumina Licensee or Existing Sequenom Licensee, respectively, does not include audit rights of at least the scope of this Section 3.7, then Illumina or Sequenom, as applicable, shall use commercially reasonable efforts to seek such audit rights from the existing licensee and execute an amendment to that agreement that contains audits rights of at least the scope of this Section 3.7.
3.8    Taxes.
(a)    All payments under this Agreement will be made without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of payment.
(b)    Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by payor on behalf of the payee to the appropriate governmental authority, and the payor will furnish the payee with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by the payee.
(c)    Illumina and Sequenom will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Illumina or Sequenom to attempt to minimize or eliminate the rate of applicable withholding taxes.
3.9    Interest on Late Payments. For any payment due hereunder that is not made when due, in addition to paying the amount of such payment, the Party making such payment shall pay an additional amount as interest on such late amount calculated at a rate equal to the lower of […***…], or the highest rate permitted by applicable Law, calculated daily from the date that such late amount was due until and including the date actually paid.
3.10    CUHK Licenses. Illumina and Sequenom acknowledge that certain of the CUHK Licenses include certain […***…] to CUHK. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, any and all of Sequenom’s obligations under this Agreement to reimburse Illumina (whether by
***Confidential Treatment Requested

credit, repayment, or any other means of reimbursement satisfactory to Illumina) for payments that Illumina is obligated to make to CUHK under a CUHK License shall continue for so long as Illumina is so obligated to CUHK and shall be […***…].
ARTICLE IV

TERM
4.1    Term. Unless earlier terminated by mutual written agreement of the Parties, the term of this Agreement, including the licenses granted under this Agreement, shall be from the Effective Date until the date of Expiration of the last to Expire Pooled Patent (the “Term”). Neither Party may terminate this Agreement except by mutual written agreement of the Parties. Upon termination of the Agreement, the following terms and provisions shall survive: (a) ARTICLE I, (b) Section 5.1 (Infringement Claims Against Third Parties) shall survive for six years after Expiration of each Pooled Patent, (c) ARTICLE VI (Confidentiality) shall survive, (d) all payment obligations under the Agreement shall survive until satisfied, (e) Section 3.7 (Records) shall survive for three years after the last day of the Term, (f) Section 7.2 (No Implied Warranty), (g) ARTICLE VIII, and (h) ARTICLE IX.
4.2    Effect of Material Breach. If a Party materially breaches this Agreement and such breach is not cured within thirty (30) days after written notice thereof from the other Party, the non-breaching Party shall have a right to pursue a claim in accordance with the enforcement procedures set forth in Section 9.7.
ARTICLE V

ENFORCEMENT AND PROSECUTION OF POOLED PATENTS
5.1    Infringement Claims Against Third Parties.
(a)     Notices. Sequenom will advise Illumina promptly upon its becoming aware of: (i) any unlicensed activities which it believes may be an actual or impending infringement of any Pooled Patent in the Licensed NIPT Field; (ii) any attack on or appeal of the grant of any Pooled Patent; (iii) any published application for Patent by, or the grant of a Patent to, a Person which claims the same subject matter as any Pooled Patent; or (iv) any application made for a compulsory license under any Pooled Patent.
(b)    Right to Take Action. Subject to Section 5.1(f) (Secondary Enforcement Rights) and Section 5.1(d) (University Licensors) and any applicable University License, as between Sequenom and Illumina and their respective Affiliates, Illumina shall have the sole right (which it may exercise through its Affiliates at its sole discretion), at its sole expense, to enforce the Pooled Patents against Third Parties that Exploit NIPT LDT Tests in the NIPT LDT Field and against Third Parties that Exploit NIPT IVD Products in the NIPT IVD Field, except to the extent (i) such sole right is inconsistent with an applicable Ancillary Agreement or University License, (ii) that Sequenom and its Affiliates retains the enforcement rights under the Isis Patents in the NIPT LDT Field, or (iii) subject to Section 5.1(e) (Existing Litigation).
***Confidential Treatment Requested

Subject to the foregoing, solely with respect to infringement of the Isis Patents in the NIPT LDT Field, Sequenom, and in all other cases, Illumina, on behalf of itself and its respective Affiliates, will have the sole right to determine whether or not to take whatever legal or other action is required in response to activities described under Section 5.1(a), including such activities of which Sequenom becomes aware and provides notice under Section 5.1(a) (“Protective Action”). If the applicable Party determines in its sole discretion that such Protective Action is warranted, then such Party or its Affiliates shall, at such Party’s expense, commence and prosecute and control such Protective Action. The other Party may be represented by counsel of its own selection at its own expense in such Protective Action to the extent it is a party of record in such Protective Action, provided that such counsel shall not in any way control such Protective Action.
(c)    Recovery. Any recovery obtained as a result of such Protective Action, whether by judgment, award, decree or settlement, (i) first, will be […***…], and (ii) then, […***…], (A) with recovery of amounts for NIPT LDT Tests […***…], and (B) with recovery of amounts for NIPT IVD Products […***…]. To the extent such recovery is insufficient to reimburse the Parties’ associated reasonable costs and expenses fully, then a Party’s share of the recovery will be […***…].
(d)    University Licensors. Each Party agrees to enforce the provisions of any agreement it has with any of the University Licensors, which provisions permit such Party to solicit or compel the cooperation of, including the naming as a party to a litigation of, any such University Licensor, as may be necessary or useful to bring or maintain an action to enforce any Pooled Patent hereunder.
(e)    Existing Litigation. Nothing in this ARTICLE V is intended to alter or divest rights of any Party to continue to prosecute and settle any enforcement action of any Pooled Patent against a Third Party, which Third Parties as of the Effective Date are set forth on Schedules 2.8(d) and 2.8(e), and which enforcement action had begun as of the Effective Date, or to take any appeal therefrom.
(f)    Secondary Enforcement Rights. Notwithstanding anything to the contrary in this Agreement, in the event Sequenom provides notice to Illumina pursuant to Section 5.1(a) with respect to any Patent on Schedule 5.1(f), and Illumina does not within three (3) months of such written notice take Protective Action in response to such notice and thereafter diligently prosecute such Protective Action to eliminate the applicable activity described in Section 5.1(a), or if Illumina provides written notice earlier than such three (3) months that it does not intend to take Protective Action, then Sequenom shall have the same right to take action with respect to the applicable Patent as Illumina has to enforce the Pooled

***Confidential Treatment Requested

Patents set forth in Section 5.1(b), provided that Sequenom takes such action within three (3) months of such notice and diligently prosecutes such action to eliminate the applicable activity described in Section 5.1(a). In the event Sequenom chooses to take Protective Action, then Illumina shall have the same rights set forth in Section 5.1(b) as Sequenom has when Illumina takes Protective Action. Any recovery obtained as a result of any such Protective Action pursued by Sequenom in accordance with this Section 5.1(f) shall be treated as set forth in Section 5.1(c), except that with respect to the division set forth in clause (ii) therein (A) recovery of amounts for NIPT LDT Tests treated as Test Fees shall be shared between the Parties with Sequenom receiving the portion that Illumina would have received if Illumina pursued the Protective Action and with Illumina receiving the portion that Sequenom would have received if Illumina pursued the Protective Action, and (B) with recovery of amounts for NIPT IVD Products being treated as royalties received and Sequenom shall pay a portion of such amount equal to the Royalties that would have been payable by Illumina to Sequenom in accordance with Section 3.3(c) if Illumina had pursued the Protective Action.
5.2    Prosecution and Maintenance of Pooled Patents.
(a)    As between the Parties and subject to the applicable University Licenses and Section 5.2(e), Illumina and its Affiliates shall control the prosecution and maintenance of the Illumina Patents and the Sequenom Patents.
(b)    As between the Parties, Sequenom and its Affiliates shall control at their sole cost the prosecution and maintenance of the Isis Patents.
(c)    Subject to Section 5.2(b) (regarding Isis Patents), Illumina and Sequenom shall share the reasonable costs and expenses directly incurred by Illumina and Sequenom for prosecution (including responding to interferences declared and oppositions filed and post-grant proceedings) and maintenance of the Pooled Patents, other than Interference Expenses as that term is defined in each of the CUHK Licenses, including without limitation costs and expenses for litigating (in any forum or procedure, including arbitration) Patent Interference Nos. 105,920, 105,922, 105,923 and 105,924 before the United States Patent and Trademark Office, Patent Trial & Appeal Board, or for appealing or settling such interferences, (such shared costs and expenses “Patent Costs”) on a […***…] Illumina:Sequenom basis. The Patent Costs include out-of-pocket costs and expenses and costs and expenses incurred by Illumina and Sequenom for activities that occur on and after the Effective Date for outside counsel and in-house patent attorneys and patent agents prosecuting the Pooled Patents (whether directly or through review and oversight of outside counsel), provided that such in-house expenses shall be at an hourly rate of $[…***…] per hour (which shall increase annually by […***…] on January 1, 2016 and on each January 1 thereafter during the Term). Payments owed shall be made or credited in accordance with Section 3.4. For the avoidance of doubt, (1) […***…] are not creditable against the Minimum Payments, (2) […***…] is included in Patent Costs and (3) […***…] shall be paid by Illumina and Sequenom shall reimburse Illumina for 100% of such amounts paid. Notwithstanding the foregoing, Patent Costs shall not include any costs incurred by […***…]
***Confidential Treatment Requested

[…***…]. Unless there was reasonable basis for delay, neither Party will be responsible for payment of costs or expenses that were incurred by the other Party and arising more than six (6) months prior to the receipt by such first Party of the invoice from such other Party. Each Party shall provide the other Party with reasonable detail regarding costs for services and shall include, at a minimum, the date services were performed, a description of each service provided, specific and accurate time for each service provided and the hourly rate for the service provider. A party shall have the right to audit the invoices in accordance with the audit process set forth in Section 3.7.
(d)    Illumina will use commercially reasonable efforts to (i) prosecute (including responding to interferences declared and oppositions filed) and maintain Sequenom-Owned Patents by filing all necessary papers and paying any fees required for such purpose by the patent Laws of the particular country in which such Sequenom-Owned Patent is prosecuted and was granted, and (ii) obtain such patent extensions or restorations of patent terms as may become available from time to time in any country regarding Sequenom-Owned Patents. In the event Illumina decides not to prosecute or maintain any pending application or issued patent within Sequenom-Owned Patents, or obtain any patent extensions or restorations of patent term, Illumina will give Sequenom written notice of such decision at least sixty (60) days prior to Illumina allowing such application to go abandoned or prior to Illumina not taking a necessary step to maintain, extend or restore such patent. Sequenom will have the option of taking over the activities in (i) and (ii) with respect to such application or patent, and shall notify Illumina in writing if it chooses to assume such control of the prosecution or maintenance of any such application or patent. If Sequenom so assumes control of the prosecution or maintenance of any such application or patent, promptly after such notification, Illumina shall transfer its files with respect thereto to Sequenom, and Sequenom will use commercially reasonable efforts to prosecute (including responding to interferences declared and oppositions filed) and maintain any such application or patent to the same extent Illumina is required as set forth and pursuant to parts (i) and (ii) of this Section 5.2(d).
(e)    Each Party prosecuting Pooled Patents pursuant to Sections 5.2(a)-(d) shall use commercially reasonable efforts and reasonably experienced patent professionals of its choosing (in-house or law firm) in so doing to maintain and, if reasonably possible under applicable patent Laws, to prosecute to allowance Valid Issued Claims in the Pooled Patents in the Licensed NIPT Field so maintained and prosecuted, and shall consider in good faith the interests of the other Party in so doing. […***…]. Notwithstanding the foregoing, a Party prosecuting a Pooled Patent shall give good faith consideration to any such comments on prosecution of a Pooled Patent in the Licensed NIPT Field received by the other Party.

***Confidential Treatment Requested

5.3    Cooperation. Each Party shall reasonably cooperate with the other Party in the exercise of its rights or performance of its obligations under this ARTICLE V. For any action or proceeding brought by a Party under this ARTICLE V, the other Party shall join as a party plaintiff in any such action or proceeding if necessary for standing or otherwise necessary to enable the initiating Party or its Affiliates to bring or continue such action or proceeding. Each Party shall enter into a common interest agreement if requested by the other Party in connection with performing its obligations or exercising its rights under this Article V.
ARTICLE VI

CONFIDENTIALITY
6.1    Confidentiality. During the Term and for a period of five (5) years thereafter, each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party except on a need-to-know basis to such Party’s directors, officers, employees, agents and consultants, to the extent such disclosure is necessary or useful in connection with performance of such Party’s obligations or exercise of such Party’s rights under this Agreement or any of the Ancillary Agreements. To the extent that disclosure to any Person is authorized by this Agreement, prior to disclosure, a Party shall have obtained written agreement of such Person (which written agreement may be a general employee confidentiality agreement) to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.
6.2    Terms of Agreement. Neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to such Party’s directors, officers, employees and consultants, and its legal and accounting advisors, in each case, to the extent such disclosure is necessary, and (b) to a Third Party, other than a Sequencing Platform Manufacturer, in connection with (i) an equity investment in or financing of the operations of such Party, (ii) a merger, consolidation or similar transaction by such Party, or (iii) the sale of all or substantially all of the assets of such Party to which the Agreement and the Ancillary Agreement are related, provided in each case that such Third Party is bound by written confidentiality obligations respecting such disclosures in accordance with the terms of this Agreement.
6.3    Permitted Disclosures. Notwithstanding Section 6.4, if required by Law, including without limitation by the U.S. Securities and Exchange Commission or any stock exchange or Nasdaq, or by other applicable law, regulation, court or administrative order then a Party may issue a press release or other public announcement regarding this Agreement, or make a disclosure required by Law, provided that the other Party has received prior written notice of such intended press release or public announcement, or the disclosure required by Law, if practicable under the circumstances, and the other Party has been provided sufficient opportunity to object to any such disclosure or to request confidential treatment thereof , and an opportunity to seek a protective order (if applicable), or to have discussion between the Parties and their counsel regarding the requirement, in each case to the extent reasonably practicable under the circumstances, and the Party subject to the requirement cooperates with the other Party to limit the disclosure and includes in such press release or public announcement or required disclosure only such information relating to this Agreement as is required by such Law to be publicly disclosed. In the event this Agreement or an Ancillary Agreement is required by applicable Law to be made public (e.g., SEC filing), the Parties will make reasonable attempts to diligently and in good faith work together to redact this Agreement and any applicable Ancillary Agreement to a mutually acceptable extent and in compliance with applicable Law, and in any event the Party required to make the applicable agreement public shall provide the other Party with a copy of the proposed redaction prior to public disclosure.
6.4    Publicity; Use of Names. Each Party shall obtain the prior written consent of the other Party on all press releases or other public announcements relating to this Agreement, including its existence or its terms, provided that a Party is not required to obtain prior written consent of the other Party for press releases or public disclosures that repeat information that has been previously authorized for public disclosure pursuant to terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties have mutually agreed on the form of the press release attached hereto as Schedule 6.4, and any Party may disclose free from confidentiality obligations the content of such press release, provided that, except as permitted hereunder, no more than one (1) press release may be issued by any Party in relation to the transactions contemplated by this Agreement and the Ancillary Agreements unless the other Party consents in writing to any additional press release, such consent to be given or withheld in such other Party’s sole and absolute discretion. Neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
7.1    Representations and Warranties.
(a)    Except as set forth on Schedule 7.1(a), each of the Parties represents and warrants, as of the Effective Date, that:
(i)    it has legal power, authority and right to enter into this Agreement;
(ii)    the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound;
(iii)    it has full power and authority and has taken all action necessary to enter into and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Party;
(iv)    this Agreement is a valid, binding, and legally enforceable obligation of that Party in accordance with its terms;

(v)    it has the right to grant the rights granted hereunder, including the licenses and covenants not to sue granted hereunder, and undertake the obligations it assumes hereunder and that it has not previously licensed, assigned, or otherwise conveyed rights in any intellectual property, which license, assignment or other conveyance is inconsistent with the terms of, or could otherwise undermine any exclusivity set forth in, the terms of this Agreement;
(vi)    each of its Existing Illumina Licensees or Existing Sequenom Licensees (as applicable) as of the Effective Date that is authorized by an Illumina Party under any Illumina Patent (excluding CUHK Patents) or by a Sequenom Party under any Sequenom Patent (prior to assignment and novation of the CUHK Licenses (2008/2011)) or Isis Patent to perform or have performed an NIPT LDT Test is obligated on a per-test basis to pay a fixed fee (or fixed fee dependent upon volume tiers) on performance of such NIPT LDT Test, which fee will be treated as a Test Fee hereunder; and
(vii)    it has no knowledge or reasonable belief, without a duty to investigate, that any Person, other than Illumina, Sequenom, CUHK, Isis, Stanford, […***…] and any of their Affiliates (a) owns any right, title or interest in a Pooled Patent, or (b) has asserted or alleged that it owns any right, title or interest in a Pooled Patent.
(b)    Except as set forth on Schedule 7.1(b), Sequenom represents and warrants, as of the Effective Date, that:
(i)    it is the sole and exclusive beneficial and record owner of the Sequenom Owned Patents and Isis Patents licensed to Illumina hereunder;
(ii)    this Agreement is not in conflict in any material respect with, and will not result in breach of another agreement to which Sequenom or any of its Affiliates is a party;
(iii)    other than as set forth in the Settlement Agreement, it is not aware of any legal action challenging the ownership, validity or enforceability of any of the Sequenom Patents or CUHK Patents;
(iv)    that the Sequenom Patents (prior to assignment and novation of the CUHK Licenses (2008/2011)) include all Patents owned or in-licensed by Sequenom and its Affiliates with a right to sublicense that claim the verifi® test, MaterniT21® test, VisibiliT™ test and other methods of performing NIPT (including targeted sequencing, PCR, arrays), in each case as currently commercially performed and sold by Sequenom and Illumina, […***…];
(v)    it intends to continue prosecuting the ongoing disputes it has with Existing Sequenom Litigants in a manner that, if successful, would lead to an obligation, on each such Existing Sequenom Litigant that intends to perform on a going forward basis an NIPT LDT Test that is covered by a Valid Issued Claim under the Isis Patents, to take a license under the Isis Patents in exchange for consideration payable to Sequenom that is consistent with the Test Fee amounts set forth on Schedule 1;
***Confidential Treatment Requested

(vi)    other than as set forth in the Settlement Agreement, it has no reasonable basis to believe that (A) any of the Sequenom Owned Patents, Isis Patents or CUHK Patents will Expire prior to the ordinary date that would be calculated for any such Patent based on the filing and priority dates of the applications leading to such Patent and (B) it will allow any Expiration to occur for Pooled Patents under its control that is prior to the ordinary date that would be calculated for any such Patent based on the filing and priority dates of the applications leading to such Patent;
(vii)    it is not a party to any agreement with any Person that would conflict with the obligations regarding Test Fees collection and sharing with Illumina hereunder or that includes a right for a Person other than a Sequenom Party to sublicense any rights under any Sequenom Patent or CUHK Patent;
(viii)    it is not in material breach of any existing agreement under which it has obtained any right in any Sequenom Patent (prior to assignment and novation of the CUHK Licenses (2008/2011)), including Isis Patents;
(ix)    It has not reserved any rights for any Sequenom Party, nor granted any right or license to any Person under any of the Sequenom Patents, including Isis Patents, or CUHK Patents that results in Illumina Parties receiving less than full exclusive rights under Sequenom Patents, including Isis Patents, and CUHK Patents to Exploit NIPT IVD Products in the NIPT IVD Field;
(x)    It has not reserved any rights for any Sequenom Party, nor granted any right or license to any Person under any of the Sequenom Patents, including Isis Patents, or CUHK Patents to Exploit NIPT IVD Products in the NIPT IVD Field;
(xi)    any agreement entered into by Sequenom or any Affiliate of Sequenom prior to the Effective Date granting rights under any Sequenom Patent (prior to assignment and novation of the CUHK Licenses (2008/2011)) includes an obligation for the grantee to pay Test Fees to Sequenom or such Affiliate that are in an amount that is materially consistent with (or higher than) the Test Fee amounts (based on currency exchange rates in effect on the Effective Date) set forth on Schedule 1 (excluding the additional $[…***…] fee pursuant to Section 3 of Schedule 1);
(xii)    no Existing Sequenom Licensee has been granted a right under any Sequenom Patent (prior to assignment and novation of the CUHK Licenses (2008/2011)) greater than a right to Exploit an NIPT LDT Test in the NIPT LDT Field;
(xiii)    it and none of its Affiliates has neither granted any license to, nor entered into any agreement with, any Person that would prohibit Illumina from granting licenses to Exploit NIPT IVD Products in the NIPT IVD Field and NIPT LDT Tests in the NIPT LDT Field under the Pooled Patents anywhere in the world;
(xiv)    other than an obligation to make an up-front payment, all payment obligations of Existing Sequenom Licensees (including existing Sequenom Technology Partners) to Sequenom or its Affiliates pursuant to and under an Existing Sequenom License are in

***Confidential Treatment Requested

consideration of the grant of a license or right under at least one Sequenom Patent (prior to assignment and novation of the CUHK Licenses (2008/2011));
(xv)    […***…];
(xvi)    […***…];
(xvii)    it owns all right, title and interest in the Isis Patents, including the sole and exclusive right to assert, bring, settle, and release claims of infringement and collect for past damages;
(xviii)    other than rights granted by Sequenom or its Affiliates under Existing Sequenom Licenses, no other Person has any right under any Isis Patent;
(xix)    it has the sole right to grant licenses under the Isis Patents; and
(xx)    it has not granted any rights under any Sequenom Patent to an Existing Sequenom Licensee that is performing NIPT on a non-Illumina platform.
(c)    Illumina represents and warrants, as of the Effective Date, that:
(i)    Except as set forth on Schedule 7.1(c)(i), it (and/or its Affiliates) is the sole and exclusive beneficial and record owner of the Illumina Owned Patents licensed to Sequenom hereunder;
(ii)    this Agreement is not in conflict in any material respect with, and will not result in breach of another agreement to which Illumina or any of its Affiliates is a party;
(iii)    other than as set forth in the Settlement Agreement, it is not aware of any legal action challenging the ownership, validity or enforceability of any of the Illumina Patents (excluding the CUHK Patents);
(iv)    the Illumina Patents (excluding the CUHK Patents) include all Patents owned or in-licensed by Illumina and its Affiliates with a right to sublicense that claim the verifi® test, MaterniT21® test, VisibiliT™ test and other methods of performing NIPT (including targeted sequencing, PCR, arrays), in each case as currently commercially performed and sold by Sequenom and Illumina, but excluding those claims of Patents solely to the extent they cover Illumina’s and its Affiliates’ general purpose consumables, reagents, instruments, accessories and software and use thereof;
(v)    it intends to continue prosecuting the ongoing disputes it has with Existing Illumina Litigants in a manner that, if successful, would lead to an obligation, on each such Existing Illumina Litigant that intends to perform on a going forward basis an NIPT LDT Test that is covered by a Valid Issued Claim under the Illumina Patents (excluding the CUHK

***Confidential Treatment Requested

Patents), to take a license under such Illumina Patents in exchange for consideration payable to Illumina that is consistent with the Test Fee amounts set forth on Schedule 1 (excluding the additional $[…***…] fee pursuant to Section 3 of Schedule 1);
(vi)    other than as set forth in the Settlement Agreement, it has no reasonable basis to believe that (A) any of the Illumina Owned Patents or Illumina In-Licensed Patents (excluding the CUHK Patents) will Expire prior to the ordinary date that would be calculated for any such Patent based on the filing and priority dates of the applications leading to such Patent and (B) it will allow any Expiration to occur for Pooled Patents under its control that is prior to the ordinary date that would be calculated for any such Patent based on the filing and priority dates of the applications leading to such Patent;
(vii)    it is not a party to any agreement with any Person that would conflict with the obligations regarding Test Fees collection and sharing with Sequenom hereunder or that includes a right for a Person, other than the Illumina Parties or its University Licensors, to sublicense any rights under any Illumina Patent (excluding the CUHK Patents);
(viii)    it is not in material breach of any existing agreement under which it has obtained any right in any Illumina Patent (excluding any CUHK Patents);
(ix)    except as set forth on Schedule 7.1(c)(ix), any agreement entered into by Illumina or any Affiliate of Illumina prior to the Effective Date granting rights under any Illumina Patent (excluding the CUHK Patents) includes an obligation for the grantee to pay Test Fees to Illumina or such Affiliate that are materially consistent with (or higher than) the Test Fee amounts (based on currency exchange rates in effect on the Effective Date) set forth on Schedule 1 (excluding the additional $[…***…]fee pursuant to Section 3 of Schedule 1);
(x)    no Existing Illumina Licensee has been granted a right under any Illumina Patent (excluding the CUHK Patents) greater than a right to Exploit an NIPT LDT Test in the NIPT LDT Field;
(xi)    it and none of its Affiliates has neither granted any license to, nor entered into any agreement with, any Person that would prohibit Sequenom from granting licenses to Persons for Exploiting NIPT LDT Tests in the NIPT LDT Field in such Person’s, or its Affiliates’, clinical laboratory under the Isis Patents anywhere in the world; and
(xii)    Except as set forth on Schedule 7.1(c)(xiii), all payment obligations of Existing Illumina Licensees (including existing Illumina Technology Partners) to Illumina or an Illumina Affiliate pursuant to and under an Existing Illumina License are in consideration of the grant of a license or right under at least one Illumina Patent (excluding CUHK Patents).
7.2    No Implied Agreements or Warranties. Nothing contained in this Agreement will be construed as:
(a)    a warranty or representation that any manufacture, importation, offer for sale, sale, lease, use, performance or other disposition of NIPT LDT Tests or NIPT IVD Product hereunder will be free from infringement of Third Party Patents;
***Confidential Treatment Requested

(b)    a warranty or representation of the validity of any claims of the Pooled Patents;
(c)    an agreement or other obligation to bring or prosecute actions or suits for infringement of or otherwise enforce any of the Pooled Patents generally or against any particular Person or Persons;
(d)    conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of any Party; and
(e)    conferring by implication, estoppel or otherwise, upon any Party hereunder, any license or other right under any class or type of Patent or other intellectual property right, except the licenses and rights expressly granted hereunder or under the Ancillary Agreements. The Parties reserve for themselves any rights not so expressly granted to the other Party or its Affiliates hereunder or under the Ancillary Agreements.
ARTICLE VIII

INDEMNIFICATION
8.1    Indemnification.
(a)    Illumina shall fully and unconditionally indemnify, defend and hold harmless Sequenom, its Affiliates, and each of their respective directors, officers, employees, agents and representatives, successors and assigns, for any Claims by a Third Party to the extent (i) arising from a breach or misrepresentation of any representation or warranty made by Illumina (on behalf of itself and its Affiliates) under this Agreement, (ii) arising from infringement or alleged infringement of any […***…] by the Exploitation of any NIPT LDT Test in the NIPT LDT Field by Sequenom or its Affiliates that are not Sequencing Platform Manufacturers in accordance with this Agreement and with the sublicense under the […***…] executed and delivered in accordance with Section 2.6, or (iii) arising from, resulting from or relating to the failure of Illumina to pay any and all applicable royalties owing to […***…] for activities for which Sequenom has paid the applicable consideration in accordance with […***…].
(b)    Sequenom shall fully and unconditionally indemnify, defend and hold harmless Illumina, its Affiliates, and each of their respective directors, officers, employees, agents and representatives, successors and assigns, for any Claims (i) by a Third Party to the extent arising from (A) a breach or misrepresentation of any representation or warranty made by Sequenom (on behalf of itself and its Affiliates) under this Agreement, (B) infringement or alleged infringement of any […***…], in each case by Illumina or its Affiliates in accordance with this Agreement, (C) any act or omission of Sequenom, or an Affiliate of Sequenom pursuant to any sublicense granted to Sequenom or an Affiliate of Sequenom under this Agreement or any Ancillary Agreement to the extent Illumina has an express indemnification obligation in respect of such Claim under an applicable
***Confidential Treatment Requested

University License, in each case to the extent such obligation is expressly disclosed by Illumina to Sequenom prior to the Effective Date or exists in a CUHK License as of the Effective Date, (D) the transaction that resulted in Sequenom taking assignment and ownership of the Isis Patents, (E) any and all Pre-Novation Liability (as defined in the assignment and novation agreements referenced in Section 2.4(b) of this Agreement), (F) any act or omission of Sequenom, or its sublicensees or their sub-sublicensees under the Sequenom Sublicense (as defined in the sublicenses referenced in Section 2.4(c) and (e) of this Agreement), any Existing Sequenom Sublicense or any sub-sublicense granted under an Existing Sequenom License, including a breach of any of the foregoing sublicenses or sub-sublicenses, (G) any duties, obligations act or omission of Sequenom or an Existing Sequenom Licensee, for which Illumina and Sequenom are jointly and severally liable to CUHK under any or all of the assignment and novation agreement referenced in Section 2.4(b) (other than due to any failure by Illumina or its Affiliates to comply with the terms and conditions of such novation or assignment), or (H) or arising under, or otherwise in relation to the novation or assignment of any or all of the CUHK Licenses (2008/2011) referenced in Section 2.4(b) to Illumina (other than due to any failure by Illumina or its Affiliates to comply with the terms and conditions of such novation or assignment), or (ii) arising out of (A) a suit or other action by or on behalf of Sequenom or an Affiliate of Sequenom for infringement or alleged infringement of any […***…] by the Exploitation of any NIPT LDT Test in the NIPT LDT Field or Exploitation of any NIPT IVD Products in the NIPT IVD Field by Illumina or its Affiliates, or (B) a Claim that would have been released under Section 4.1.1 of the Settlement Agreement if Claims for infringement of any Patents licensed by […***…] to Sequenom as of the Effective Date had not been excluded from such release pursuant to Section 4.1.1 of the Settlement Agreement.
8.2    Procedure. The indemnified Party promptly shall notify the indemnifying Party of any Claim in respect of which the indemnified Party intends to claim such indemnification, and the indemnifying Party shall have the right to assume the defense thereof with reasonable counsel selected by the indemnifying Party. The indemnity agreement in this ARTICLE VIII shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The failure to deliver notice to the indemnifying Party within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve the indemnifying Party of liability to the indemnified Person under this ARTICLE VIII to the extent of such prejudice, but the omission so to deliver notice to the indemnifying Party shall not relieve it of any liability that it may have to the indemnified Person otherwise than under this ARTICLE VIII. The indemnified Party under this ARTICLE VIII, its directors, officers, employees, agents and representatives shall reasonably cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any Claim covered by this indemnification.
8.3    Limitation of Liability. Notwithstanding anything to the contrary, the maximum economic liability of a Party under Section 8.1 shall be limited to (a) […***…] of the shared Test Fees and related revenues collected pursuant to Section 3.2(b)(vi) paid to or retained by such Party under this Agreement, plus (b)(i) in the case of Sequenom, […***…]
***Confidential Treatment Requested

[…***…], and (ii) in the case of Illumina, […***…].
ARTICLE IX

MISCELLANEOUS PROVISIONS
9.1    No Assignment Without Consent.
(a)    No Party shall, without the prior written consent of the other Party, assign or transfer this Agreement (in whole or in part) or assign, transfer, declare a trust of or dispose of in any manner any of its rights and obligations hereunder to any Third Party, except that Illumina and Sequenom (a) may assign or transfer this Agreement (in whole or in part) to an Affiliate or (b) may assign or transfer this Agreement, only together with all the Ancillary Agreements to which it is a party, to a Third Party as part of a merger, sale of stock or shares, or sale of assets in each case relating to the entire business of either Illumina or Sequenom to which this Agreement and the Ancillary Agreements relate, as applicable, in each case without any further consent required of any other Party, subject in all cases to Section 2.8(f). Any purported assignment or transfer in violation of this Section 9.1(a) shall be null and void ab initio.
(b)    Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties.
(c)    For the avoidance of doubt, the provisions of Section 2.8(f) shall be applicable in the event of a Change of Control of Sequenom to a Sequencing Platform Manufacturer (including as part of an assignment of this Agreement in a bankruptcy or other financial restructuring of Sequenom).
9.2    Notices. All notices required or permitted to be given hereunder will be in writing and will be valid and sufficient if dispatched by internationally recognized overnight courier (such as UPS, FedEx or DHL), freight prepaid, or delivered personally with written receipt as follows:
If to Illumina:
Illumina, Inc.
5200 Illumina Way
San Diego, CA 92122
Attn: Senior Vice President, Corporate Development
With a copy to:
Illumina, Inc.
5200 Illumina Way
San Diego, CA 92122
Attn: General Counsel

***Confidential Treatment Requested

If to Sequenom:
Sequenom, Inc.
3595 John Hopkins Court
San Diego CA 92121
Attn: President
With a copy to:
Sequenom, Inc.
3595 John Hopkins Court
San Diego CA 92121
Attn: General Counsel

Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request will thereafter be given to such Party as above provided at such changed address.
9.3    Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party.
9.4    Entire Agreement. This Agreement along with the Ancillary Agreements: (i) constitutes the entire agreement and supersedes all prior agreements, negotiations, arrangements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any Person, other than the Parties, any rights, benefits or remedies of any nature whatsoever.
9.5    Severability. Any term or provision of this Agreement that is held to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If any term or provision of this Agreement is declared invalid, void or unenforceable, the Parties agree that the authority making such determination will have the power to and shall, subject to the discretion of such authority, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.
9.6    Governing Law. This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the Laws of the State of California, without regard to any choice of law or conflicts of laws provisions thereof.
9.7    Enforcement.
(a)    Illumina and Sequenom each agree that all disputes arising out of or relating to this Agreement (other than disputes between the Parties regarding adjustment of

Test Fee amounts in accordance with Section 3.2(c)(iii)) shall be presented in writing to the Presidents of the Parties who shall use good faith efforts to resolve such disputes. If any such dispute is not resolved by the Presidents within thirty (30) days (or such longer period as the Parties mutually agree in writing) after first presentation in writing to each of such dispute, then either Party shall be entitled to commence proceedings in the state or federal courts, as applicable, located in San Diego, California. Each Party agrees (i) that all such disputes shall be instituted exclusively in the state or federal courts in California; (ii) irrevocably to submit and consent to the exclusive jurisdiction of the foregoing courts for any action properly brought pursuant to clause (i) above; and (iii) to waive any objection they may have now or hereafter to the venue of any action brought pursuant to clause (i) above.
(b)    Irreparable damage may occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, the Parties will be entitled to seek specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
(c)    No failure or delay on the part of either Party in the exercise or assertion of any right under this Agreement will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
(d)    Any agreement on the part of a Party to any extension, waiver, amendment, modification or supplement of this Agreement or its rights hereunder will be valid only if set forth in an instrument in writing signed on behalf of such Party.
(e)    All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, and will otherwise be deemed to be, for purposes of Article 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101(52) of the Bankruptcy Code. The Parties agree that either Party in its capacity as a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.
9.8    Export Control Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Parties will be subject to all Laws, present and future and including export control laws and regulations, of any government having jurisdiction over the Parties hereto, and to orders, regulations, directions or requests of any such government. Each Party will undertake to comply with and be solely responsible for complying with such Laws applicable to such Party.
9.9    Construction. Any reference to a Party will include such Party’s permitted successors and permitted assigns. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement. Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement. The doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.
9.10    No Implied Warranty. EXCEPT AS SPECIFIED IN SECTION VII (REPRESENTATIONS AND WARRANTIES), AND ANY OTHER EXPRESS REPRESENTATION OR WARRANTY IN THIS AGREEMENT, THE LICENSES GRANTED HEREUNDER ARE GRANTED WITHOUT ANY WARRANTY OF ANY KIND. EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
9.11    Damage Limitation. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, ANY EXPRESS OBLIGATION OF A PARTY TO INDEMNIFY, HOLD HARMLESS AND DEFEND UNDER THIS AGREEMENT, AND FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE VI (CONFIDENTIALITY). NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, OR FOR LOST PROFITS OR COSTS ASSOCIATED WITH OBTAINING SUBSTITUTE PERFORMANCE HEREUNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, REGARDLESS OF WHETHER SUCH PARTY HAD BEEN WARNED OF SUCH DAMAGES, AND REGARDLESS OF THE THEORY UPON WHICH SUCH DAMAGES ARE CLAIMED, INCLUDING, FOR BREACH OF CONTRACT, WARRANTY, TORT, NEGLIGENCE OR STRICT LIABILITY.
[signature page follows]

Illumina and Sequenom have duly executed and delivered this Pooled Patents Agreement as of the Effective Date.

Illumina Inc.	Sequenom, Inc.

By: /s/ Nicholas Naclerio____________	By: /s/ Bill Welch________________
Name: Nicholas Naclerio____________	Name: Bill Welch________________
Title: SVP Corporate Development +__ GM Enterprise Informatics	Title: CEO______________________